UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to R240.14a-12

VMware, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VMWARE, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2015

To the Stockholders of VMware, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of VMware, Inc., a Delaware corporation, will be held at VMware’s principal executive offices at 3401 Hillview Avenue, Palo Alto, California 94304, on Wednesday, May 27, 2015, at 9:00 a.m. local time. We will also offer a webcast of the Annual Meeting on the investor relations page of our website at http://ir.vmware.com. The webcast will be available on our website for approximately 60 days following our meeting.

We are holding the meeting for the following purposes:

1.	To elect three members nominated by us to the Board of Directors to serve as Class II, Group I directors, to be elected by our sole Class B common stockholder, each for a three-year term expiring at the 2018 Annual Meeting of Stockholders.

2.	To vote, on an advisory basis, to approve named executive officer compensation.

3.	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2015.

4.	To approve an amendment to the Amended and Restated 2007 Equity and Incentive Plan.

5.	To transact any and all other business that may properly come before the meeting or any adjournments thereof.

All stockholders of record of our common stock at the close of business on March 31, 2015, the record date, are entitled to notice of and to vote at this meeting and any adjournments thereof.

Class A common stockholders may cast their votes by completing a proxy. Whether or not you plan to attend the meeting, please cast your vote as instructed in the Notice Regarding the Availability of Proxy Materials and as explained in the answers to “If I wish to vote in person, how do I vote?” and “If I want to vote via the Internet or by telephone, how do I vote?” on page 4 of the proxy statement, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. Internet voting is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs.

By order of the Board of Directors

/s/ S. DAWN SMITH
S. DAWN SMITH
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Palo Alto, California

April 15, 2015

Page

General Information	1

Appendix A: Reconciliation of GAAP to Non-GAAP Data	A-1

Appendix B: Amended and Restated 2007 Equity and Incentive Plan	B-1

i

VMWARE, INC.

3401 Hillview Avenue

Palo Alto, California 94304

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Wednesday, May 27, 2015 at 9:00 a.m. Pacific Time, at VMware’s principal executive offices at 3401 Hillview Avenue, Palo Alto, California 94304. We are making this proxy statement available on the Internet and mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 15, 2015. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	Our proxy statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are four items that will be voted on at the Annual Meeting:

•

election of three members nominated by us to the Board of Directors to serve as Class II, Group I directors, for election by our sole Class B common stockholder, each for a three-year term expiring at the 2018 Annual Meeting of Stockholders;

•	an advisory vote to approve named executive officer compensation;

•	ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2015; and

•	an amendment to the Amended and Restated 2007 Equity and Incentive Plan.

We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that our stockholders vote:

•

FOR the Class II, Group I nominees, as listed under “Election of Directors,” to serve until their successors are elected and qualified (Proposal 1) (only EMC Corporation (“EMC”), our Class B common stockholder, can cast votes for the Class II, Group I directors);

•

FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the “Summary Compensation Table” and other related tables and disclosures contained in this proxy statement (Proposal 2);

•

FOR ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2015 (Proposal 3); and

•	FOR an amendment to the Amended and Restated 2007 Equity and Incentive Plan (Proposal 4).

The Board of Directors expects EMC, the sole holder of our Class B common stock, to vote in accordance with the recommendations made by our Board of Directors for each of the four proposals. EMC has the voting power to adopt and approve all proposals to be voted on at the Annual Meeting. Based on its ownership as of the close of business on March 31, 2015 (the “Record Date”), EMC holds 80.6% of the outstanding shares of VMware’s common stock, representing 97.4% of the combined voting power of our common stock.

Where are VMware’s principal executive offices located, and what is VMware’s main telephone number?

VMware’s principal executive offices are located at 3401 Hillview Avenue, Palo Alto, California 94304. VMware’s main telephone number is (650) 427-5000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice Regarding the Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

We are making this proxy statement available on the Internet and mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about April 15, 2015.

Why didn’t I receive a notice in the mail regarding the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your Notice Regarding the Internet Availability of Proxy Materials, proxy card or voting instruction card contains instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on the investor relations page of our website at http://ir.vmware.com.

How can I obtain a separate set of voting materials?

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of VMware’s 2015 proxy statement to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save VMware the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will promptly send a copy to you if you go to www.proxyvote.com and request a copy, or if you address your written request to the Investor Relations Department, VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304, or call us at 650-427-2892.

Who may vote at the Annual Meeting?

If you owned VMware’s Class A common stock or Class B common stock at the close of business on the Record Date, then you may attend and vote at the meeting. We have two classes of authorized common stock: Class A common stock and Class B common stock. As of the close of business on the Record Date, VMware had outstanding and entitled to vote 425,555,792 shares of common stock, of which 125,555,792 shares are Class A common stock and 300,000,000 shares are Class B common stock.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters located at 3401 Hillview Avenue, Palo Alto, California 94304.

How much voting power does EMC have in VMware, and how does it affect the proposals being voted on at the Annual Meeting?

As of the Record Date, EMC, our parent and controlling stockholder, holds all of the outstanding Class B common stock and 43,025,308 shares, or 34.3%, of the outstanding Class A common stock, representing 97.4% of the combined voting power of our common stock. Five members of our Board of Directors—Joseph M. Tucci, Michael W. Brown, John R. Egan, Paul Sagan and David N. Strohm—also serve as members of the board of directors of EMC. Mr. Tucci, the Chairman of our Board of Directors, is also the Chairman and Chief Executive Officer of EMC. Additionally, one member of our Board of Directors—Paul A. Maritz—is the Chief Executive Officer of Pivotal Software, Inc. (“Pivotal”), a majority-owned subsidiary of EMC in which VMware has an ownership interest.

The holders of Class A common stock and Class B common stock will vote together as a single class on all matters described in the proxy materials for which Class A common stockholder votes are being solicited. The election of the Class II, Group I directors nominated for election at the Annual Meeting will be voted on solely by EMC as the holder of all of our outstanding Class B common stock. The holder of Class B common stock is entitled to ten votes per share, except in relation to the election of the Class I, Group II director (who is not up for election at this year’s Annual Meeting), in which it is entitled to only one vote per share. The holders of Class A common stock are entitled to one vote per share on all matters to be voted on at the Annual Meeting for which

Class A common stockholder votes are being solicited, which are (1) an advisory vote on named executive officer compensation, (2) ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2015 and (3) an amendment to the Amended and Restated 2007 Equity and Incentive Plan.

How many votes must be present to hold the Annual Meeting?

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies. Except with respect to the election of our Class II, Group I directors, holders of shares representing a majority of the total outstanding shares of our common stock on the Record Date entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum. For the election of the Class II, Group I directors nominated for election at the Annual Meeting, holders of a majority of the outstanding shares of our Class B common stock, represented in person or by proxy, constitute a quorum. Abstentions are considered present for purposes of determining the presence of a quorum. Broker non-votes, as defined below, are also considered present for purposes of determining the presence of a quorum; provided that the shares represented by broker non-votes are voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) are present and vote in person at the meeting; or (2) have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I want to vote via the Internet or by telephone, how do I vote?

All Class A common stockholders as of the Record Date have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (please see your proxy card or Notice Regarding the Availability of Proxy Materials for instructions); or

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice Regarding the Availability of Proxy Materials.

If you submit your vote via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. You may vote using the Internet and telephone voting facilities until 11:59 p.m., Eastern Time on May 26, 2015. We encourage you to register your vote via the Internet. If you vote via the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote via the Internet or telephone, then you do not need to return a proxy card by mail. If your shares are held by a bank, broker or other agent, please refer to the instructions they provide for voting your shares.

If I wish to vote in person, how do I vote?

If you are a stockholder of record on the Record Date, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by VMware.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I attend the Annual Meeting?

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of VMware common stock, such as a bank or brokerage firm account statement. All stockholders who attend the Annual Meeting will be required to present valid government-issued picture identification, such as a driver’s license or passport. Registration will begin at 8:15 a.m. Pacific Time. Persons who arrive after the meeting commences will not be admitted into the Annual Meeting.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

If you are a stockholder of record and you do not (i) vote on the Internet or by telephone; (ii) return a proxy card, or (iii) cast your ballot at the meeting at the Annual Meeting, then your shares will not be voted and will not be considered present for the purpose of establishing a quorum.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine proposals but cannot vote on non-routine proposals. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine proposal, the organization that holds your shares will indicate that it does not have the authority to vote on this proposal with respect to your shares. For a discussion of broker non-votes, see the question below entitled “What are broker non-votes, and how will they affect the vote on a proposal?” We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice Regarding the Availability of Proxy Materials.

What are broker non-votes, and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have the discretionary voting power with respect to that proposal because it is on a non-routine matter, the broker has not received instructions from the beneficial owner on how to vote for such proposal, and there is at least one routine proposal presented at the meeting (such as Proposal No. 3). Under applicable rules, brokers or other nominees have discretionary voting power with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. A broker or other nominee cannot vote without instructions on non-routine proposals, therefore there may be broker non-votes on any such proposals. Broker non-votes will have no effect on stockholder approval for Proposal Nos. 2 and 4: Broker non-votes will be considered present for the purpose of determining the presence of a quorum with respect to Proposal No. 2.

The effect of broker non-votes is summarized in the table below:

	Proposal 1: Election of Class II, Group I Directors	Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	Proposal 3: Ratification of Independent Registered Public Accounting Firm	Proposal 4: Approve Amendment to the Amended and Restated 2007 Equity and Incentive Plan
Status of the Proposal	Non-routine	Non-Routine	Routine	Non-Routine

Possibility of broker non-votes on the Proposal	No*	Yes	No	Yes

Status of broker non-votes for purposes of determining whether stockholder approval has been obtained for the Proposal	Not Applicable*	Broker non-votes are not deemed to be votes cast	Not Applicable	Broker non-votes are not deemed to be votes cast

Status of broker non-votes for quorum purposes	Not Applicable*	Considered present	Not Applicable	Not considered present**

*	Election of Class II, Group I directors may only be voted on by EMC, as the holder of all of our outstanding shares of Class B common stock. EMC is the stockholder of record of our Class B common stock, and no shares of our Class B common stock are held in street name. Therefore, broker non-votes are not applicable to the election of Class II, Group I directors.
**	Under NYSE rules, the votes case on the matter (including “FOR,” “AGAINST,” and “ABSTAIN” votes, but excluding broker non-votes) must represent at least 50% of the voting power of the total outstanding shares of stock.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors or the ratification of selection of independent auditors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “AGAINST” vote.

What is the voting requirement to approve each of the proposals?

Proposal 1—Election of Directors

The three nominees will be elected by the vote of the majority of the votes of the Class B common stock cast with respect to such nominees at the Annual Meeting. A majority of the votes cast means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” such nominee.

Proposal 2—Advisory Vote to approve Named Executive Officer Compensation

This proposal must receive “FOR” votes from the holders of shares of Class A common stock and Class B common stock representing at least a majority of the votes present and entitled to vote on the matter, although the vote is non-binding. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Proposal 3—Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2015

This proposal must receive “FOR” votes from the holders of shares of Class A common stock and Class B common stock representing at least a majority of the votes cast on the matter. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Proposal 4—An amendment to the Amended and Restated 2007 Equity and Incentive Plan

This proposal must receive “FOR” votes from the holders of shares of Class A common stock and Class B common stock representing at least a majority of the votes cast on the matter. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, on this proposal.

Can I change or revoke my proxy after I have voted?

You have the right to revoke your proxy at any time before it is voted at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

•

sending to the Secretary; Legal Department of VMware, Inc. at 3401 Hillview Avenue, Palo Alto, California 94304 a signed written notice of revocation bearing a later date than the date of the proxy and stating that the proxy is revoked; or

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy.

Please note, as mentioned above, that if you are a beneficial owner, and not a holder of record, of shares, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, brokerage firm or other agent who holds your shares in street name.

If your shares are held by your bank, brokerage firm or other agent as a nominee or agent, you should follow the instructions provided by your bank, brokerage firm or agent.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within VMware or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Who will count the votes?

Votes will be counted by the inspector of election appointed for the Annual Meeting by the Board of Directors. The inspector of elections will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Where can I find the voting results of the Annual Meeting?

The final voting results will be reported in a Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting, and that Form 8-K will be available via the Investor Relations section of our website. We also expect to announce preliminary results at the Annual Meeting, which will be available via webcast on the Investor Relations section of our website.

Who is paying for the cost of this proxy solicitation?

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by VMware. In addition to the solicitation of proxies by use of the mail, VMware may use the services of certain of its officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage firms and other stockholders.

Is there other business scheduled to be presented for consideration at the Annual Meeting?

As of the date of this proxy statement, VMware has no knowledge of any business to be presented for consideration at the Annual Meeting other than the proposals described in the Notice of Annual Meeting. Under our bylaws, no business may be brought before our Annual Meeting except pursuant to our notice of meeting, by or at the direction of the Board of Directors, or by a stockholder who was a stockholder of record as of the Record Date who complies with the applicable notice provisions set forth in our bylaws. The deadline under VMware’s bylaws for Class A common stockholders to notify VMware of any director nominations or proposals to be presented at the Annual Meeting passed on February 27, 2015. However, EMC is entitled to propose business to be considered by the stockholders at any meeting of stockholders without compliance with the notice requirements and procedures of our bylaws. If any other business should properly come before the Annual Meeting, the persons appointed by the enclosed form of proxy shall have discretionary authority to vote all such proxies as they shall decide.

The enclosed proxy gives each of Jonathan C. Chadwick, our Chief Financial Officer, Chief Operating Officer and Executive Vice President, and S. Dawn Smith, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, discretionary authority to vote your shares in accordance with his or her best judgment with respect to all additional matters that might come before the Annual Meeting, provided that the enclosed form of proxy is properly authorized by you.

What is the deadline to make a stockholder proposal eligible for inclusion in next year’s proxy statement?

To be eligible for inclusion in VMware’s proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must be received at VMware’s principal executive offices no later than December 17, 2015. Stockholder proposals should be addressed to: Attention: Legal Department, VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

What is the deadline to propose actions for consideration at the 2016 annual meeting of stockholders or to nominate individuals to serve as directors?

Under our bylaws, nominations for a director may be made only by the Board of Directors, a nominating committee of the Board of Directors, a person appointed by the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Secretary; Legal Department at the principal executive offices of VMware (containing certain information specified in the bylaws) (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date more than thirty days before or after such anniversary date, not earlier than the close of business on 120 days prior to such annual meeting and not later than the close of business on the later of (a) 90 days prior to such annual meeting and (b) the tenth day following the date of public announcement of such meeting is first made by VMware. The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the annual meeting or as otherwise brought before the annual meeting by or at the direction of the Board of Directors, the presiding officer or by a stockholder entitled to vote at such annual meeting who has delivered notice to the Secretary at the principal executive offices of VMware (containing certain information specified in our bylaws) within the periods prior to the meeting specified in the preceding sentence. In each case, stockholders must also comply with the procedural requirements in our bylaws.

Any holder of our Class A common stock who wishes to bring a proposal or nominate a person for election to the Board of Directors at VMware’s 2016 annual meeting of stockholders must provide written notice of the proposal or nomination to VMware’s Secretary; Legal Department, at our address specified above, on or after January 28, 2016 and no later than February 27, 2016.

Our bylaws also provide that until such time that EMC ceases to hold at least a majority of the voting power of our Class A common stock and Class B common stock voting together as a single class, EMC shall be entitled to propose business to be considered at any meeting of stockholders and to nominate persons for election to the Board of Directors without compliance with the notice procedure described in the two preceding paragraphs.

These requirements are separate and apart from the requirements that a stockholder must meet in order to have a stockholder proposal included in VMware’s proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 as described above. A copy of the full text of the bylaw provisions discussed above may be obtained through the investor relations page of our website at http://ir.vmware.com. Our bylaws are also on file with the SEC and are available through its website at http://www.sec.gov.

How do I contact VMware’s Board of Directors?

Our Board of Directors provides a process for VMware stockholders and other interested parties to send communications to the Board of Directors, including the non-management directors. Any person who desires to contact the non-management directors or the entire Board of Directors may do so by sending an e-mail to ContactTheBoard@vmware.com. Under a process approved by the Compensation and Corporate Governance Committee, VMware’s Secretary is responsible for the review of all communications received by VMware and addressed to the Board of Directors, including the non-management members, and each quarter prepares for the Compensation and Corporate Governance Committee a summary report of all communications and copies of all communications, other than spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Communications deemed by the Secretary to be of an urgent nature are reported promptly to the Chair of the Compensation and Corporate Governance Committee. Directors may at any time review a log of all correspondence received by VMware that is addressed to members of the Board of Directors and request copies of any correspondence.

Our Audit Committee also provides a process to send communications directly to the committee about VMware’s accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by sending an e-mail to AuditCommitteeChair@vmware.com.

OUR BOARD OF DIRECTORS AND NOMINEES

Our Board of Directors is currently composed of nine members. The number of directors constituting our Board of Directors may be set by resolution of the Board of Directors from time to time. However, the Board of Directors may not consist of less than six directors or more than twelve directors.

The Board of Directors is divided into two groups, Group I and Group II. The holder of Class B common stock, voting separately as a class, is entitled to elect directors representing a minimum of 80% of the total number of the directors constituting our Board of Directors, without vacancies. These directors are Group I directors. Holders of Class A common stock and Class B common stock, voting together as a single class, are entitled to elect the remaining number of directors. These directors are Group II directors.

Our Board of Directors is also divided into three classes, with each class serving for a staggered three-year term. The Board of Directors consists of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2017, 2015 and 2016, respectively. The following table shows the members of our Board of Directors, the committees, group and class to which they belong and designates which directors our Board of Directors determined to be independent under the New York Stock Exchange (“NYSE”) corporate governance standards (“NYSE Rules”):

Director	Audit Committee Member	Compensation and Corporate Governance Committee Member	Mergers and Acquisitions Committee Member	Independent Directors of VMware	Director Group	Director Class
Michael W. Brown	✓(C)	✓		✓	Group I	Class II
Pamela J. Craig	✓		✓	✓	Group II	Class I
John R. Egan			✓(C)		Group I	Class I
Patrick P. Gelsinger			✓		Group I	Class II
Paul A. Maritz			✓		Group I	Class III
Dennis D. Powell	✓(VC)	✓(C)		✓	Group I	Class II
Paul Sagan		✓		✓	Group I	Class III
David N. Strohm			✓	✓	Group I	Class III
Joseph M. Tucci			✓		Group I	Class I

(C)	Chair of the committee.
(VC)	Vice Chair of the committee.

Directors Standing For Election

Each of the incumbent Class II, Group I directors has been nominated by the Board of Directors for election at the Annual Meeting, and each of them has agreed to stand for election for an additional three-year term.

Information concerning the nominees is presented below:

Michael W. Brown

Class II, Group I

Term expires: 2015 Annual Meeting

Mr. Brown, age 69, has been a director of VMware since April 2007. Mr. Brown is also a member of the board of directors of EMC, on which he has served since 2005. Mr. Brown is a member of EMC’s Audit Committee and is chair of EMC’s Finance Committee. From August 1994 until his retirement in July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation. He was Vice President, Finance, of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989. After retiring from Microsoft, Mr. Brown served as Chair of the NASDAQ Stock Market board of directors and as a past governor of the National Association of Securities Dealers. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a director of Insperity, Inc., where he is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. He is also a director of Stifel Financial Corp, where he serves on the Risk Management/Corporate Governance Committee.

Mr. Brown brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 18 years and serving as a member of the audit committees of other public company boards. Mr. Brown’s experience as an independent auditor provides the Board of Directors and the Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures. Through his many senior management positions, including as Chair of The NASDAQ Stock Market and as a past governor of the National Association of Securities Dealers, Mr. Brown has demonstrated his leadership and business acumen.

Patrick P. Gelsinger

Class II, Group I

Term expires: 2015 Annual Meeting

Mr. Gelsinger, age 54, has been Chief Executive Officer and a director of VMware since September 2012. Prior to joining VMware, he served as President and Chief Operating Officer, EMC Information Infrastructure Products at EMC from September 2009 to August 2012. Mr. Gelsinger joined EMC from Intel Corporation, a designer and manufacturer of advanced integrated digital technology platforms, where he was Senior Vice President and Co-General Manager of Intel Corporation’s Digital Enterprise Group from 2005 to September 2009 and served as Intel’s Senior Vice President, Chief Technology Officer from 2002 to 2005. Prior to this, Mr. Gelsinger led Intel’s Desktop Products Group.

As Chief Executive Officer of VMware, Mr. Gelsinger has in-depth knowledge of our business and brings to the Board of Directors insight and knowledge of our operations and strategic opportunities. In addition, Mr. Gelsinger’s extensive experience as part of executive management teams for global information technology companies provides the Board of Directors with significant expertise on a variety of issues important to our business.

Dennis D. Powell

Class II, Group I

Term expires: 2015 Annual Meeting

Mr. Powell, age 67, has been a director of VMware since November 2007. Mr. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. Prior to that, Mr. Powell served as Cisco’s Chief Financial Officer from May 2003 to February

2008. In that position, Mr. Powell served as Cisco’s Executive Vice President from August 2007 and, previously, as its Senior Vice President since May 2003. From June 2002 to May 2003, Mr. Powell served as Cisco’s Senior Vice President, Corporate Finance. Prior to that, from January 1997 to June 2002, he served as Cisco’s Vice President, Corporate Controller. Prior to joining Cisco, Mr. Powell had a 26-year tenure at PricewaterhouseCoopers LLP, where he was engagement lead for several global clients, was a national SEC reviewer and had regional responsibilities for audit quality assurance in the United States. Mr. Powell is also a director of Applied Materials, Inc., where he serves as Chair of the Audit Committee and is a member of the Corporate Governance and Nominating Committee, Investment Committee and Stockholder Rights Committee. Mr. Powell is also a director of Intuit Inc., where he serves as Chair of the Audit & Risk Committee and is a member of the Acquisition Committee.

Mr. Powell’s experience serving in various executive positions at a global corporation provides him with a deep understanding of the issues we face. Mr. Powell brings to the Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working with a major international accounting and consulting firm for 26 years and serving as a member of the audit committee and nominating and corporate governance committee of two other public company boards. Additionally, Mr. Powell’s experience as an independent auditor provides the Board of Directors and Audit Committee with significant insight into the preparation of financial statements and knowledge of audit procedures.

Directors Not Standing For Election

Information concerning our continuing directors is presented below:

Pamela J. Craig

Class I, Group II

Term expires: 2017 Annual Meeting

Ms. Craig, age 58, was elected to VMware’s Board of Directors in September 2013. Ms. Craig was employed at Accenture plc, a global management consulting, technology services and outsourcing organization, in various operational and finance roles for 34 years, most recently serving as Chief Financial Officer from October 2006 until her retirement in 2013. She was Senior Vice President, Finance of Accenture from March 2004 to October 2006 and served as its Group Director, Business Operations & Services from March 2003 to March 2004, and Managing Partner, Global Business Operations from June 2001 to March 2003. Prior to 2001, Ms. Craig had leadership roles in different parts of Accenture’s business, both domestically and globally, in consumer products and media and entertainment. Ms. Craig is also a director of Akamai Technologies, Inc., where she is currently the chair of the Audit Committee, and Walmart Stores, Inc., where she serves on the Audit Committee.

Ms. Craig brings to the Board of Directors substantial financial expertise that includes extensive knowledge of complex global business issues and financial and accounting matters and unique insight into how to manage a large, global organization that has grown rapidly. With more than 30 years of experience working for a major consulting company, Ms. Craig also brings to the Board a deep understanding of the challenges we face in a rapidly changing technological environment.

John R. Egan

Class I, Group I

Term expires: 2017 Annual Meeting

Mr. Egan, age 57, has been a director of VMware since April 2007. Mr. Egan is also a member of the board of directors of EMC, on which he has served since May 1992. Mr. Egan is a member of EMC’s Finance Committee and chair of EMC’s Mergers and Acquisitions Committee. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to September 1998, Mr. Egan served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a director of NetScout Systems, Inc., where he is Chair of the Nominating and Governance Committee and a member of the Audit Committee and Finance Committee, Verint Systems Inc., where he is Chair of the Nominating and Governance Committee and a member of the Compensation Committee, and Progress Software Corporation, where he is the Non-Executive Chairman of the Board and a member of the Compensation Committee.

Mr. Egan has spent his entire career in the information technology industry. His broad experience ranges from venture capital investments in early-stage technology companies to extensive sales and marketing experience to executive leadership and management roles. Mr. Egan brings to the Board of Directors business acumen, substantial operational experience and expertise in corporate strategy development, as well as a deep understanding of information technology products acquired over many years of involvement with EMC. In addition, Mr. Egan’s service on other public company boards provides him with valuable experience.

Paul A. Maritz

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Maritz, age 60, has been a director of VMware since July 2008 when he joined VMware as Chief Executive Officer. Mr. Maritz was Chief Executive Officer at VMware through August 2012. Mr. Maritz also served as VMware’s President from July 2008 to January 2011. Mr. Maritz has been Chief Executive Officer of Pivotal Software, Inc., a majority-owned subsidiary of EMC in which VMware has an ownership interest, since April 2013. From September 2012 through March 2013, Mr. Maritz served as Chief Strategist at EMC. Prior to joining VMware, he was President of EMC’s Cloud Infrastructure and Services Division after EMC acquired Pi Corporation in February 2008. Mr. Maritz was a founder of Pi and served as its Chief Executive Officer. Pi was a software company focused on building cloud-based solutions. Before founding Pi, Mr. Maritz spent 14 years working at Microsoft Corporation, where he served as a member of the five-person Executive Committee that managed the overall company. As Vice President of the Platform Strategy and Developer Group, among other roles, he oversaw the development and marketing of System Software Products (including Windows 95, Windows NT, and Windows 2000), Development Tools (Visual Studio) and Database Products (SQL Server) and the complete Office and Exchange Product Lines. Prior to Microsoft, he spent five years working at Intel Corporation as a software and tools developer.

Mr. Maritz’s experience serving in various executive positions at VMware, EMC and other global technology companies provides him an in-depth knowledge of our business and the issues we face. In addition, Mr. Maritz’s substantial experience in the information technology sector ranging from development of software products to founding a company developing cloud computing software provides the Board of Directors with significant expertise on a variety of issues important to our business.

Paul Sagan

Class III, Group I

Term expires: 2016 Annual Meeting

Paul Sagan, age 56, has been a director of VMware since April 2014 and was appointed VMware’s Lead Director in February 2015. Mr. Sagan is also a member of the board of directors of EMC, on which he has served since 2007. Mr. Sagan is a member of EMC’s Leadership and Compensation Committee. Mr. Sagan has been an Executive in Residence (XIR) at General Catalyst Partners, a venture capital firm, since January 2014. From April 2005 to January 2013, Mr. Sagan served as Chief Executive Officer of Akamai Technologies, Inc.

(“Akamai”), a provider of services for accelerating the delivery of content and applications over the Internet, and was President from May 1999 to September 2010 and from October 2011 to December 2012. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. In December 2010, President Barack Obama appointed Mr. Sagan as a member of the President’s National Security Telecommunications Advisory Committee. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan is also a director of Akamai, where he is Vice Chairman of the board of directors, and iRobot Corporation, where he is chair of the Nominating and Corporate Governance Committee.

As the former President, Chief Operating Officer and Chief Executive Officer of an S&P 500 company, Mr. Sagan brings valuable skills, experience and insight to the Board of Directors. Mr. Sagan has extensive experience with complex global organizations, an in-depth knowledge of internet-based technologies and significant business, strategic and operational experience. In addition, Mr. Sagan has served and continues to serve on the board of directors of other public companies, and he brings valuable experience from those directorships to his service on our Board of Directors.

David N. Strohm

Class III, Group I

Term expires: 2016 Annual Meeting

Mr. Strohm, age 67, has been a director of VMware since April 2007. Mr. Strohm is also a member of the board of directors of EMC, on which he has served since October 2003. Mr. Strohm is a member of EMC’s Mergers and Acquisitions Committee and Corporate Governance and Nominating Committee. He has been a Venture Partner of Greylock Partners (“Greylock”), a venture capital firm, since January 2001 and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is a former director of several public companies, including, SuccessFactors, Inc. (where he was Chairperson of the Board, Chair of the Nominating and Corporate Governance Committee and Chair of the Compensation Committee).

Mr. Strohm has more than 30 years of experience as an early-stage venture capital investor, principally in the information technology industry. He has been a primary investor, and served in board leadership roles, in several companies which have grown to become publicly-traded. This experience has provided him with a deep understanding of the information technology industry, and the drivers of structural change and high-growth opportunities in information technology. He has also gained significant experience overseeing corporate strategy, assessing operating plans, and evaluating and developing business leaders.

Joseph M. Tucci

Class I, Group I

Term expires: 2017 Annual Meeting

Mr. Tucci, age 67, has been Chairman of the Board of Directors of VMware since April 2007. Mr. Tucci has been the Chairman of the board of directors of EMC since January 2006 and has been Chief Executive Officer and a director since January 2001. He has served as President of EMC since February 2014, and also from January 2000 to July 2012. He also served as EMC’s Chief Operating Officer from January 2000 to January 2001. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chair of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999. Mr. Tucci is a member of EMC’s Finance Committee and EMC’s Mergers and Acquisitions Committee. Mr. Tucci also serves as a director of Paychex, Inc., where he is Lead Independent Director and Chairman of the Governance and Compensation Committee.

Mr. Tucci has spent more than 40 years in the technology industry in senior roles at large, complex, and global technology companies. Mr. Tucci’s deep knowledge of all aspects of EMC’s business, combined with his drive for innovation and excellence, position him well to serve on our Board of Directors. In addition, Mr. Tucci’s service on other public company boards provides him with valuable experience.

Selection and Nomination of Directors

Our entire Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders.

The Compensation and Corporate Governance Committee identifies, evaluates and recommends candidates to the entire Board of Directors for addition to the Board of Directors. The Compensation and Corporate Governance Committee reviews and assesses the skills and characteristics it believes are or may be required on the Board of Directors based on the needs of our business. The Compensation and Corporate Governance Committee will identify director candidates through numerous sources, including recommendations from directors, executive officers and stockholders of VMware. The Compensation and Corporate Governance Committee will identify those individuals most qualified to serve as members of the Board of Directors and will consider many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, the extent to which the candidate would be desirable as a member of any committees of the Board of Directors and the candidate’s willingness to devote substantial time and effort to the Board of Directors. As such, the Board of Directors believes that diversity of viewpoint and experience is an important consideration in determining the composition of the Board of Directors, and the effectiveness of the Board of Directors’ efforts to recruit members with appropriate skill sets and experience and promote the exchange of differing viewpoints is reviewed as part of the Board of Directors’ periodic assessment process. The Board of Directors believes that membership of no fewer than six and no more than twelve directors permits needed expertise, diversity of experience and independence without hindering effective discussion or diminishing individual accountability. In considering candidates, the Board of Directors considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Our stockholders may recommend individuals to the Board of Directors for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the VMware Compensation and Corporate Governance Committee, 3401 Hillview Avenue, Palo Alto, California 94304. Assuming that the appropriate information has been timely provided, the Compensation and Corporate Governance Committee will consider these candidates substantially in the same manner as it considers other candidates it identifies.

Our stockholders also may nominate director candidates by following the advance notice provisions of VMware’s bylaws. For additional information, see the answer to the question “What is the deadline to propose actions for consideration at the 2016 annual meeting of stockholders or to nominate individuals to serve as directors?”

CORPORATE GOVERNANCE

For purposes of the NYSE Rules, VMware is a “controlled company” because more than 50% of the voting power of VMware is held by EMC. Accordingly, pursuant to section 303A.00 of the NYSE Rules, we are exempt from certain NYSE corporate governance requirements and have elected to avail ourselves of these exemptions. In particular, as a controlled company under the NYSE Rules, we are exempt from the requirements to have:

•	a majority of independent directors on our Board of Directors; and

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a nominating and corporate governance committee and a compensation committee that are each composed entirely of independent directors and that each have a charter addressing the committee’s purpose and responsibilities.

In light of our position as a controlled company, we have opted to establish a single Compensation and Corporate Governance Committee, instead of a separate compensation committee and a nominating and corporate governance committee. However, we have voluntarily caused the Compensation and Corporate Governance Committee to be comprised entirely of independent directors, in compliance with the NYSE Rules, although we are not required to maintain the independent composition of this committee.

Our Board of Directors is committed to maintaining strong corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of VMware. Additionally, our Board of Directors has adopted written charters for its standing committees (Audit, Compensation and Corporate Governance, and Mergers and Acquisitions), as well as Business Conduct Guidelines applicable to all directors, officers and employees. Our Board of Directors reviews the Corporate Governance Guidelines, the committee charters and the Business Conduct Guidelines periodically and implements changes as appropriate. Information about our corporate governance practices and copies of the Corporate Governance Guidelines, committee charters and Business Conduct Guidelines are available on the investor relations page of our company website at http://ir.vmware.com. VMware will provide stockholders with a copy of its Corporate Governance Guidelines, committee charters and Business Conduct Guidelines, without charge, upon written request to our Investor Relations Department, VMware, Inc., 3401 Hillview Avenue, California 94304.

Our Board of Directors has adopted corporate governance practices that the Board of Directors believes are in the best interests of VMware and our stockholders as well as compliant with the rules and regulations of the SEC and the listing standards of the NYSE. Highlights include:

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Our Board of Directors believes that board membership requires a significant time commitment. As a result, directors may generally not serve on the board of directors of more than three public companies. Our Compensation and Corporate Governance Committee will consider the number of other public company boards on which a director or prospective director is a member.

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Any time a director changes his or her job responsibility outside VMware, he or she must promptly inform the Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee then assesses the appropriateness of the director remaining on the Board of Directors and recommends to the Board of Directors whether to request that the director tender his or her resignation. If so requested, the director is expected to promptly tender his or her resignation from the Board of Directors and all committees thereof.

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We have adopted a majority voting policy for the election of directors. The policy, which is incorporated in our Corporate Governance Guidelines and our bylaws, requires any director who receives more votes cast “AGAINST” than “FOR” his or her election in an uncontested election to promptly offer to tender his or her resignation from the Board of Directors and all committees thereof following certification of the stockholder vote. The policy provides that the Compensation and Corporate Governance Committee will assess the appropriateness of such director continuing to serve and recommend to the Board of Directors the action to be taken with respect to such resignation. The

Board of Directors will act on the Compensation and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

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Our Corporate Governance Guidelines require the Compensation and Corporate Governance Committee to review committee assignments annually and, in conjunction with the Chairman of the Board of Directors, make recommendations to the Board of Directors regarding such assignments. The Board of Directors reviews those recommendations and annually appoints the members and chair of each committee. Our current committee membership is set forth in this proxy statement under the heading “Board of Directors Independence and Committees—Committees of the Board of Directors.”

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The Lead Director, if any, and, if none, the Compensation and Corporate Governance Committee, oversees an annual evaluation process of the Board of Directors and each committee of the Board of Directors as follows:

-	each director annually evaluates the Board of Directors as a whole;

-	each member of the Audit Committee, Compensation and Corporate Governance Committee, and Mergers and Acquisitions Committee annually evaluates the committees on which he or she serves;

-	each director annually prepares an individual self-evaluation; and

-	the Lead Director, if any, and, if none, the Compensation and Corporate Governance Committee, reports on, and makes recommendations to the Board of Directors with respect to, the evaluations.

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To enable open communications with stockholders and other interested parties, we provide various means to contact the non-management directors and the Audit Committee (see “Communications with the Board of Directors”). Our Board of Directors strives to provide clear, candid and timely responses to any substantive communication from such persons.

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In addition to the communications above, it is our Board of Directors’ policy pursuant to our Corporate Governance Guidelines to provide a response to any stockholder proposal that receives a majority vote.

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Our Board of Directors believes that director education is integral to board and committee performance and effectiveness. Directors are also expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors.

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Our non-management directors meet in executive session without management at least twice each year. The Chairman acts as presiding director for such executive sessions of the non-management directors. Independent directors meet in executive session at least once each year. The Lead Director, if any, and, if none, the Chair of the Compensation and Corporate Governance Committee, acts as the presiding director acts as the presiding director for executive sessions of the independent directors.

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Our Board of Directors believes that our non-employee directors should have a meaningful financial stake in VMware. Accordingly, we include equity awards as a component of the compensation we provide to our non-employee directors and the Compensation and Corporate Governance Committee has established stock ownership guidelines for such directors that require the directors to own at least 5,000 shares of our Class A common stock and hold at least 50% of the net shares acquired from us in compensation for their Board of Directors service until they reach such ownership level. Non-employee directors who do not receive compensation for their service on our Board of Directors are exempt from our stock ownership guidelines.

Our Leadership Structure

Our current leadership structure separates the roles of Chief Executive Officer and Chairman of the Board of Directors. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. Additionally, in February 2015, we appointed a member of our Board, Paul Sagan, as our Lead Director to facilitate effective performance of the Board and its oversight of our business. We believe that this structure allows the Board of Directors to best address governance issues because the presence of a separate chair provides a more effective channel for the Board of Directors to express its views to management and provide feedback to the Chief Executive Officer on company performance. The Board of Directors’ administration of risk oversight has not affected the leadership structure of the Board of Directors.

Lead Director

We designated Paul Sagan as our Lead Director in February 2015. The responsibilities of our Lead Director include:

•	Serving as chair of any meeting, or portion of a meeting, at which the Chairman is not present;

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Providing the Chairman and the CEO with input as to the preparation of agendas for Board meetings including those portions of Board meetings not attended by the Chairman and meetings of Board committees;

•	Providing feedback to the Chairman and the CEO as to an assessment of Board meetings and management presentations at Board meetings;

•	Consulting with the Chairman and the CEO on matters relating to corporate governance and Board performance;

•	Communicating regularly with the CEO as to information to be provided to the Board to perform the Board’s duties and as to feedback for the CEO from the Board;

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Supervising the Board’s annual self-evaluation of the Board’s performance, including providing each Board member with feedback on such Board member’s performance and reporting overall results of the evaluation to the Compensation and Corporate Governance Committee and, where appropriate, to the Board as a whole; and

•	Performing such other duties as may be requested from time to time by the Board.

Oversight of Risk Management

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Mergers and Acquisitions Committee assesses risks to the Company in connection with proposed acquisitions, divestitures and investments. The Mergers and Acquisitions Committee reviews management’s assessment of potential risks raised during due diligence and management’s risk mitigation plans before granting approval to enter into definitive transaction agreements. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditors, our internal auditors and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditors and our internal auditors, together with management’s response. Our Audit Committee also oversees management and compliance with applicable legal and regulatory requirements and the risks related to potential non-compliance. The Audit Committee reviews periodic reports from our Chief Compliance Officer, our internal auditors and our independent auditors. Finally, the Audit Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Audit Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with a management risk committee which consists of our Chief Financial Officer and our General Counsel.

Our management also reviews the compensation plans and programs that could have a material impact on VMware for each of our functional groups with the Compensation and Corporate Governance Committee. Our management review considers whether any of these plans or programs may encourage inappropriate risk-taking, whether any plan may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the plans. Long-term, equity-based compensation, which we believe discourages excessive short-term risk taking and strongly aligns employee interests with the creation of long-term increased stockholder value, is an important part of the compensation packages for our executive officers and employees. Management also reviews with the Compensation and Corporate Governance Committee risk-mitigating controls such as our compensation recovery policy for executive officer bonus and equity compensation, the degree of committee and senior management oversight of each program and the level and design of internal controls over such programs. Based on this review, we have concluded that our compensation plans and programs are not reasonably likely to have a material adverse effect on our company.

BOARD OF DIRECTORS INDEPENDENCE AND COMMITTEES

Board of Directors Independence

As a controlled company, under the NYSE Rules, we are exempt from the requirement to have a majority of independent directors on our Board of Directors. Our Board of Directors has affirmatively determined that five of our nine directors are independent of VMware under the NYSE Rules. Specifically, each of Michael W. Brown, Pamela J. Craig, Dennis D. Powell, Paul Sagan and David N. Strohm are independent directors. The Board of Directors considered all facts and circumstances it deemed relevant in making such determinations of independence, including business relationships, as well as the relationships with EMC discussed below:

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Mr. Brown is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2015 is deemed to beneficially own 127,600 shares of EMC’s common stock (of which 50,000 shares are subject to options exercisable within 60 days) representing less than 1% of EMC’s common stock.

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Mr. Sagan is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2015, is deemed to beneficially own 87,600 shares of EMC’s common stock (of which 30,000 shares are subject to options exercisable within 60 days) representing less than 1% of EMC’s common stock.

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Mr. Strohm is a non-management director of EMC, our parent and controlling stockholder, and as of March 1, 2015, is deemed to beneficially own 297,601 shares of EMC’s common stock (of which 40,000 shares are subject to options exercisable within 60 days) representing less than 1% of EMC’s common stock.

The Board of Directors affirmatively concluded that, based on the facts and circumstances, none of these relationships are of a material nature or are of a nature that would preclude such directors from being deemed independent under NYSE Rules. In making its determination, the Board of Directors also reviewed the business relationships between VMware and companies on which our independent directors serve as board members.

Ownership interests of our directors or officers in the common stock of EMC, or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, right, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both VMware and EMC, provided they comply with the policies set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.” Additionally, transactions with EMC are subject to review by our Audit Committee pursuant to our policy for the review of transactions with related persons. For more information, see “Review and Approval of Transactions with Related Persons.”

Attendance at Board of Directors, Committee and Annual Stockholder Meetings

Our Board of Directors expects that each director will prepare for, attend and participate in all Board of Directors and applicable committee meetings and that each director will ensure that other commitments do not materially interfere with his or her service on the Board of Directors. During the fiscal year ended December 31, 2014, our Board of Directors held seven meetings. Each director, other than Paul Maritz, attended at least 75% of the Board of Directors meetings and committee meetings that were held during the period in which he or she was a director of VMware and in which he or she was a member of such committees. VMware’s Corporate Governance Guidelines provide that each director is expected to attend the Annual Meeting of Stockholders. All members of the Board of Directors, except for Paul Maritz, attended our 2014 Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation and Corporate Governance Committee and the Mergers and Acquisitions Committee. Each committee operates pursuant to a written charter that is available on the investor relations page of our website at http://ir.vmware.com. The current membership of each committee is listed below.

Audit Committee	Compensation and Corporate Governance Committee	Mergers and Acquisitions Committee
Michael W. Brown(C)*	Michael W. Brown*	John R. Egan(C)
Dennis D. Powell(VC)*	Dennis D. Powell(C)*	Pamela J. Craig*
Pamela J. Craig*	Paul Sagan*	Patrick P. Gelsinger
Paul A. Maritz
David N. Strohm*
Joseph M. Tucci

(C)	Chair of the committee.
(VC)	Vice Chair of the committee.
*	Independent director under the NYSE Rules.

Audit Committee

Michael W. Brown (Chair) and Dennis D. Powell (Vice Chair) were members of the Audit Committee throughout 2014. David N. Strohm was a member of the Audit Committee until his resignation from the Audit Committee in September 2014. Following Mr. Strohm’s resignation from the Audit Committee, Pamela J. Craig joined the Audit Committee in September 2014. Our Board of Directors has determined that our Audit Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules.

Our Board of Directors has determined that all current Audit Committee members meet the additional, heightened independence criteria of Rule 10A-3 of the Securities Exchange Act of 1934 applicable to audit committee members. Our Board of Directors has also determined that each of Ms. Craig and Messrs. Brown and Powell is an “audit committee financial expert” as defined by the SEC and that all Audit Committee members are financially literate under the current listing standards of the NYSE.

The Audit Committee held nine meetings in 2014. This committee reviews with management and our auditors, our financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by our independent auditors on our financial statements and our accounting controls and procedures, the independence of our auditors, our internal controls, our policy pertaining to related person transactions, the other matters as set forth in the Audit Committee charter, as adopted by the Board of Directors, and such other matters as the committee deems appropriate.

In accordance with its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us and pre-approves such audit, review or attest engagements. The Audit Committee also pre-approves non-audit services to be performed by our independent auditors in accordance with the committee’s pre-approval policy. Pursuant to its charter, our Audit Committee recommends, establishes and monitors procedures designed to facilitate the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. In addition, the Audit Committee appoints and oversees the Company’s internal audit function, Chief Compliance Officer and receives periodic reports on ethics and compliance matters.

During 2014, senior members of our financial and legal management participated in each of the Audit Committee’s regularly scheduled meetings. During the course of the year, the Audit Committee had separate executive sessions with our Chief Financial Officer and members of his staff, our General Counsel and Chief Compliance Officer, the head of our internal audit department and our independent auditors at which candid discussions regarding legal matters, financial reporting, compliance, internal controls and accounting systems and processes took place. The Audit Committee discussed with VMware’s independent auditors the overall scope and plans for its audit.

The Audit Committee reviewed and discussed our financial statements for the fiscal year ended December 31, 2014 with our management and our independent auditors. The meeting included a discussion of the quality and not just the acceptability of the accounting principles applied, the reasonableness of the significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

Additionally, the Audit Committee has primary oversight responsibility for matters relating to enterprise risk. As such, the charter for our Audit Committee provides for the committee to periodically review and discuss our practices and policies with respect to risk assessment and risk management with a management risk committee which consists of our Chief Financial Officer and our General Counsel.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements. The Audit Committee also relies on the work and assurances of our independent auditors who are engaged to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting.

Compensation and Corporate Governance Committee

David N. Strohm (Chair), Michael W. Brown and Dennis D. Powell were members of the Compensation and Corporate Governance Committee throughout 2014. In April 2015, Paul Sagan replaced Mr. Strohm on the committee, and Mr. Powell was appointed as Chair. Our Board of Directors has determined that our Compensation and Corporate Governance Committee is comprised solely of independent directors within the meaning of the applicable SEC rules and regulations and the NYSE Rules, although we are not required to maintain the independent composition of this committee in light of our position as a controlled company. The Compensation and Corporate Governance Committee held 13 meetings in 2014. In accordance with its charter, the Compensation and Corporate Governance Committee evaluates and sets compensation for our executive officers and monitors our general compensation programs. Subject to the terms of our compensation plans and the consent of the holder of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our certificate of incorporation, the Compensation and Corporate Governance Committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, the Compensation and Corporate Governance Committee consults with our management. The Compensation and Corporate Governance Committee approves transactions under our equity plans and has the authority to administer and interpret the provisions of our equity and other compensation plans. The Compensation and Corporate Governance Committee is also responsible for overseeing and reporting to the Board of Directors on succession planning for the Chief Executive Officer and other senior management positions. Additionally, the Compensation and Governance Committee reviews compensation of our non-employee directors and recommends changes for approval by our Board of Directors. The Compensation and Corporate Governance Committee also oversees our non-employee director stock ownership guidelines.

Our Compensation and Corporate Governance Committee is also responsible for overseeing and advising the Board of Directors with respect to corporate governance matters, assisting the Board of Directors in identifying and recommending qualified candidates for nomination to the Board of Directors, making recommendations to the Board of Directors with respect to assignments to committees of the Board of Directors and, if no Lead Director has been appointed, overseeing the evaluation of the Board of Directors.

The Compensation and Corporate Governance Committee has engaged an independent consultant, Frederic W. Cook & Co. (“FWC”) to advise the Committee on an as needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Governance Committee and does not provide services to VMware management. More information on the processes and procedures followed by the Compensation and Corporate Governance Committee for the consideration and determination of executive compensation can be found under “Compensation Discussion and Analysis.”

Mergers and Acquisitions Committee

Current Board of Director members John R. Egan (Chair), Pamela Craig, Patrick P. Gelsinger, Paul A. Maritz, David N. Strohm and Joseph M. Tucci were members of the Mergers and Acquisitions Committee throughout 2014. The Mergers and Acquisitions Committee held six meetings in 2014. Pursuant to its charter, this committee reviews and assesses, with our management, potential acquisitions, divestitures and investments and, where appropriate, will make recommendations to the Board of Directors regarding potential target candidates. In connection with such review and assessment, our Mergers and Acquisitions Committee may approve acquisitions, divestitures and investments up to a specified applicable dollar limit and in accordance with any other relevant parameters previously established by the Board of Directors. The Mergers and Acquisitions Committee includes an assessment of risks to the Company in connection with proposed acquisitions, divestitures and investments.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, our Compensation and Corporate Governance Committee was comprised of Messrs. Brown, Powell and Strohm.

No executive officer of VMware during 2014 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation and Corporate Governance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect three Class II, Group I directors, each to serve for an additional three-year term. The current Class II directors’ term of office expires at the Annual Meeting. The Board of Directors has nominated the following three persons, each an incumbent Class II director, for election as Class I directors at the Annual Meeting:

•	Michael W. Brown—Class II, Group I director (elected by Class B common stockholders only)

•	Patrick P. Gelsinger—Class II, Group I director (elected by Class B common stockholders only)

•	Dennis D. Powell—Class II, Group I director (elected by Class B common stockholders only)

Messrs. Brown, Gelsinger and Powell must be elected by a majority of the votes of the Class B common stock cast with respect to such nominee at the Annual Meeting.

We expect each nominee for election as a director at the Annual Meeting to be able to accept such nomination. Information about the nominees is provided under the heading “Our Board of Directors and Nominees” above.

Each Class II director elected at the 2015 Annual Meeting will serve until the 2018 annual meeting or special meeting in lieu thereof and until that director’s successor is elected and qualified.

The Board of Directors unanimously recommends a vote “FOR” the election of the Class II, Group I nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The objectives of our executive compensation program are:

•	to motivate our executives to achieve our strategic, operational and financial goals;

•	to reward superior performance;

•	to attract and retain exceptional executives; and

•	to reward behaviors that result in long-term increased stockholder value.

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement for greater detail about our executive compensation programs, including our compensation philosophy, policies and practices and information about the fiscal year 2014 compensation of our named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED: That the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the Summary Compensation Table, and the other related tables as set forth in the proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission relating to the Company’s 2015 Annual Meeting of Stockholders.”

Even though your vote is advisory and therefore will not be binding on the Company, the Compensation and Corporate Governance Committee and the Board of Directors value the opinions of our stockholders and will consider the outcome of the vote when considering future executive compensation. We have adopted a policy providing for annual advisory votes to approve the compensation of our named executive officers. Unless this policy is modified, the next advisory vote to approve the compensation of our named executive officers will be at the 2016 annual meeting of stockholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We are asking our stockholders to ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP (“PWC”) as our independent auditors for the fiscal year ending December 31, 2015.

PWC, an independent registered public accounting firm, has served as our independent auditors since December 2002. We expect that representatives of PWC will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions. PWC is also the independent auditors of EMC, our parent and controlling stockholder. We are required by the Master Transaction Agreement we entered into with EMC at the time of our initial public offering (“IPO”) to use our reasonable best efforts to use the same independent registered public accountant selected by EMC until such time as EMC is no longer required to consolidate our results of operations and financial position, determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied. For further information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders as a matter of good corporate governance. In the event the stockholders fail to ratify the appointment of PWC, the Audit Committee will consider this factor when making any determinations regarding PWC. Even though your vote is advisory and therefore will not be binding on the Company, the Audit Committee and the Board of Directors value the opinions of our stockholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of PWC as our independent auditors for the fiscal year ending December 31, 2015.

Pre-Approval of Audit and Non-Audit Services

During 2014, the Audit Committee approved all audit, review and attest services performed by PWC.

In accordance with the Audit Committee’s pre-approval policy, the Audit Committee pre-approves permissible non-audit services and audit, review or attest engagements. The Audit Committee has delegated to its Chair the authority to pre-approve any specific non-audit service that was not previously pre-approved by the Audit Committee. Any decisions of the Chair to pre-approve non-audit services are then presented to the Audit Committee at its next scheduled meeting. During 2014, the Audit Committee pre-approved all non-audit services in accordance with this policy.

For the fiscal years ended December 31, 2014 and December 31, 2013, fees for services provided by PWC were as follows:

	Audit Fees(1) ($)	Audit Related Fees(2) ($)	Tax Fees(3) ($)	All Other Fees(4) ($)
2014(5)	5,139,954	2,156,867	437,488	17,094
2013(6)	6,095,921	4,188,801	666,680	23,296

(1)	Includes fees in connection with the audit of our financial statements and internal control over financial reporting, review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Includes fees in connection with acquisition-related support and other technical, financial reporting and compliance services.
(3)	Includes fees in connection with tax compliance and tax consulting services.
(4)	Includes fees principally for subscriptions to PWC’s web-based research program and training courses and conferences.
(5)	Based on accrued and current estimates of fees for unbilled services.
(6)	Reflects actual amounts invoiced for 2013 services.

PROPOSAL 4

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED

2007 EQUITY AND INCENTIVE PLAN

In February 2015, our Board of Directors, based on the recommendation of the Compensation and Corporate Governance Committee, approved an amendment to the Amended and Restated 2007 Equity and Incentive Plan (the “Incentive Plan”), subject to stockholder approval at the Annual Meeting that would increase the number of shares of Class A common stock under the Incentive Plan by 8,250,000. The amendment raises the maximum number of shares that may become issuable under the Incentive Plan to 121,550,000 shares. All other provisions of the Incentive Plan will remain in full force and effect.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to attract, motivate and retain our employees, consultants, advisors and non-employee directors and to provide compensation opportunities to reward superior performance. We believe that equity is a key element of our compensation package and that equity awards encourage employee loyalty and align employee interests directly with those of our stockholders. The Incentive Plan has allowed us to provide our employees with equity-based incentive awards and non-equity based compensation that are competitive with those of companies with which we compete for talent.

Purpose of the Increase in the Number of Shares Reserved Under the Incentive Plan

The Incentive Plan is our sole plan for providing equity incentive compensation to eligible employees, consultants and non-employee directors. The Incentive Plan is a vital component of our compensation programs, and increasing the number of shares of Class A common stock that may be issued under equity awards ensures that we have an adequate reserve of shares available for issuance in order to attract, motivate and retain personnel and to provide compensation opportunities to reward superior performance. If the amended Incentive Plan is not approved and we are unable to grant equity compensation in the future, we may need to consider other compensation alternatives, such as increasing cash compensation.

The Board of Directors, based on the recommendation of the Compensation and Corporate Governance Committee, is recommending that stockholders approve an additional 8,250,000 shares of Class A common stock under the Incentive Plan. The members of our Compensation and Corporate Governance Committee, which administers the Incentive Plan, possess significant experience in the review and oversight of equity compensation plans at global technology companies and at VMware. Based on that experience, the Compensation and Corporate Governance Committee has exercised its business judgment in concluding that increasing the number of shares of Class A common stock reserved under the Incentive Plan is in the Company’s best interests. The Company is committed to effectively managing our equity compensation share reserve while minimizing stockholder dilution.

Each year the Compensation and Corporate Governance Committee and our management review our overall compensation strategy and determine the allocations of cash and equity compensation in light of our pay-for-performance philosophy and an equity budget for the year. In determining the annual equity budget, the Compensation and Corporate Governance Committee reviews, among other things, the annual “gross burn rate” for the past three years, the “shareholder value transfer percentage,” the “issued overhang” percentage, historical share utilization and expectations regarding our future headcount and hiring needs. Gross burn rate means the total number of equity awards granted during the fiscal year divided by the number of shares outstanding. Shareholder value transfer percentage means the value of all outstanding equity awards shares available for grant under the Incentive Plan divided by the Company’s market capitalization. Issued overhang means the total number of all outstanding equity awards divided by our total outstanding shares. As a general matter, we strive to achieve a gross burn rate, shareholder value transfer percentage and issued overhang percentage that approximates the average rates for our peer group companies identified in “Compensation Discussion and Analysis” as well as for the software and services industry more generally, and that these measures are within the limits recommended by independent shareholder advisory groups, such as Institutional Shareholder Services (“ISS”). The Compensation and Corporate Governance Committee has exercised its business judgment in determining that the Company’s equity awards are reasonable and generally competitive based on, among other things, consideration of the foregoing measures with the benefit of the extensive experience that the Compensation and Corporate Governance Committee has with understanding the benefits and limitations of such measurements, making compensation decisions and evaluating the Company’s performance, business objectives and strategic goals.

In reaching its decision regarding the appropriate number of shares of Class A common stock by which to increase the share reserve, the Compensation and Corporate Governance Committee considered these same factors and determined a number that it believes complies with ISS’s guidelines while providing the Company with a sufficient share reserve to cover the awards we anticipate granting to eligible participants for approximately two years, although the actual number of shares utilized will depend on a variety of factors, including our headcount growth rate, employee turnover, the level of equity compensation offered by other companies with whom we are competing for talent, our stock price and the mix of RSUs, PSUs and stock options granted.

Key Data

As of March 1, 2015, a total of 17,885,050 shares of Class A common stock remained available for future awards under the Incentive Plan. As of March 1, 2015, more than 18,000 employees (including executive officers) were eligible to participate in the Incentive Plan. All non-employee directors are eligible to participate in the Incentive Plan. Consultants that provide services to us are also eligible to receive equity awards under the Incentive Plan. However, historically, only in very limited circumstances have consultants been granted equity awards under the Incentive Plan. The following table sets forth, as of March 1, 2015, information regarding outstanding equity awards (including awards under the Incentive Plan and equity awards assumed by VMware in connection with acquisitions) and shares of Class A common stock available for future equity awards under the Incentive Plan as of March 1, 2015 (without giving effect to approval of the proposed amendment and restatement of the Incentive Plan):

Total shares of Class A common stock underlying outstanding stock options	5,646,021
Weighted average exercise price of outstanding stock options	$51.23
Weighted average remaining contractual life of outstanding stock options	4.16 years
Total shares of Class A common stock underlying outstanding unvested restricted stock and RSUs	11,395,853
Total shares of Class A common stock underlying outstanding unearned PSUs	272,973
Total shares of Class A common stock currently available for grant	17,885,050

The additional 8,250,000 shares of our Class A common stock for which stockholder approval is sought represents approximately 1.9% of our 427,046,375 outstanding shares of common stock (measured as of March 1, 2015).

The closing price of our Class A common stock on the most recent trading day prior to March 1, 2015 was $85.07.

Plan Summary

The following is a summary of the material terms and conditions of the Incentive Plan, as amended and restated. This summary, however, does not purport to be a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan and the proposed amendment to the

Incentive Plan. A copy of the Incentive Plan has been filed with the SEC with this proxy statement and any stockholder who wishes to obtain a copy of the Incentive Plan may do so by written request to our Secretary at VMware’s principal executive offices in Palo Alto, California.

Awards under the Incentive Plan may be in the form of stock options (either incentive stock options or non-qualified stock options) or other stock-based awards, including awards of restricted stock, restricted stock units and stock appreciation rights. The Incentive Plan also provides for the grant of cash-based awards.

Authorized Shares. Subject to stockholder approval of the amendment to the Incentive Plan, 121,550,000 shares of our Class A common stock (not including 4.2 million shares of Class A common stock previously added to the Incentive Plan pursuant to the assumption or substitution of equity awards of acquired entities in connection with the acquisitions of other companies (“Acquired Awards”)) are reserved for the grant or settlement of awards under the Incentive Plan, subject to adjustment in the event of an extraordinary dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction (“Recapitalization”). Any shares of Class A common stock subject to awards that are cancelled, forfeited or otherwise terminated or satisfied without the issuance of shares will again be available for grants under the Incentive Plan. The number of shares of Class A common stock available for issuance under the Incentive Plan will also be increased by the number of shares subject to Acquired Awards. Shares subject to Acquired Awards that are cancelled, forfeited or otherwise terminated or satisfied without the issuance of shares do not again become available for grants under the Incentive Plan.

Eligibility. As of March 1, 2015, there were more than 18,000 VMware employees worldwide eligible to receive awards under the Incentive Plan. Substantially all of our employees, non-employee directors and consultants are eligible to participate in the Incentive Plan. Accordingly, each member of the Board of Directors and each executive officer has an interest in this proposal.

Types of Awards Under the Incentive Plan. The following principal types of awards are available under the Incentive Plan:

Stock Options. Stock options represent the right to purchase shares of our Class A common stock within a specified period of time at a specified price. The exercise price for a stock option may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options will have a maximum term of ten years from the date of grant. Stock options granted may include those intended to be “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Stock options awarded under the Incentive Plan may vest as determined by the Compensation and Corporate Governance Committee.

Restricted Stock and Restricted Stock Units. Restricted stock is a share of our Class A common stock that is subject to a risk of forfeiture or other restrictions that will lapse subject to the recipient’s continued employment or the attainment of performance goals or other events. Restricted stock units (“RSUs”) represent the right to receive shares of our Class A common stock in the future, with the right to future delivery of the shares also subject to the recipient’s continued employment or the attainment of performance goals or other events. Vesting requirements of restricted stock and RSUs vary and are established by our Compensation and Corporate Governance Committee.

Stock Appreciation Rights. Stock appreciation rights entitle the holder upon exercise to receive shares of our Class A common stock having a value equal to the excess of (i) the value of the number of shares with respect to which the right is being exercised (which value is based on fair market value at the time of such exercise) over (ii) the exercise or base price applicable to such shares. The exercise price for a stock appreciation right will be not less than 100% of the fair market value of our Class A common stock on the date of grant.

Other Stock-Based or Cash-Based Awards. Our Compensation and Corporate Governance Committee is authorized to grant awards in the form of other stock-based awards or other cash-based awards, as deemed to be consistent with the purposes of the Incentive Plan. The maximum value of the aggregate payment to any Covered Employee (defined below) with respect to cash-based awards under the Incentive Plan in respect of an annual performance period is $5,000,000 (with proportional adjustment for longer performance periods, as described below).

Performance Based Awards. The Compensation and Corporate Governance Committee may grant awards under the Incentive Plan subject to the satisfaction of performance goals. The committee may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. In the case of awards intended to qualify for exemption under Section 162(m) of the Code, the Compensation and Corporate Governance Committee will use one or more objectively determinable performance goals that relate to one or more performance criteria and will administer the awards in accordance with the applicable requirements of Section 162(m) of the Code. The performance criteria available under the Incentive Plan may consist of any or any combination of the following areas of performance: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of, subset or component of, or a specified increase in, any of the foregoing. Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of VMware, a subsidiary or affiliate, or a division or strategic business unit, or may be applied to the performance of VMware relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation and Corporate Governance Committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). To the extent applicable, each of the performance goals shall be determined in accordance with generally accepted accounting principles. Each of the performance goals shall be subject to certification by the Compensation and Corporate Governance Committee; provided that, to the extent an award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Compensation and Corporate Governance Committee shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting VMware or any subsidiary or affiliate or the financial statements of VMware or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Compensation and Corporate Governance Committee will determine whether the performance goals for a performance award have been met.

Limitation on Awards. Awards covering no more than 3,000,000 shares may be granted to any plan participant under the Incentive Plan in any fiscal year, subject to adjustment in the event of a Recapitalization. The maximum aggregate payment which any Covered Employee (defined below) may receive pursuant to a cash-based award will be $5,000,000 in any annual performance period, and for any performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Currently, our chief executive officer and our three other highest compensated officers (other than our principal financial officer) are considered Covered Employees under Section 162(m). With respect to a performance-based award (other than a stock option or stock appreciation right) made to a Covered Employee that is intended to comply with Section 162(m) of the Code, no payment shall be made prior to certification by the Compensation and Corporate Governance Committee that the performance goals have been attained. The Compensation and Corporate Governance Committee may, in certain circumstances, exercise its discretion to reduce the amount of the performance-based award.

Administration. Our Compensation and Corporate Governance Committee administers the Incentive Plan. The Compensation and Corporate Governance Committee has the ability to: select individuals to receive awards; select the types of awards to be granted; determine the terms and conditions of the awards, including the number of shares, the purchase price of the awards, and restrictions and performance goals relating to any award; establish the time when the awards and/or restrictions become exercisable, vest or lapse; determine whether options will be incentive stock options; determine whether and to what extent an award may be settled, cancelled, forfeited, accelerated (including upon a “change in control”), exchanged or surrendered; and make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

Effects of Certain Corporate Transactions. The Compensation and Corporate Governance Committee may grant awards which, in the event of a “change in control” of VMware or other events specified by the Committee, become fully vested and exercisable. In the event of a dissolution, liquidation, consolidation or merger in which VMware is not the surviving corporation or in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration, all outstanding awards will thereupon terminate, provided that prior to the effective date of any such dissolution, liquidation, consolidation or merger, VMware will either (i) arrange to have the surviving corporation grant replacement awards to participants or (ii) contingent upon the consummation of such transaction, make all outstanding awards immediately exercisable on a basis that gives the holder of the award a reasonable opportunity to participate as a shareholder in the transaction or, if applicable, cause all restrictions to lapse.

In the event of a Recapitalization, the Compensation and Corporate Governance Committee will make such equitable changes or adjustments as necessary or appropriate to any or all of (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards or the total number of awards issuable under the Incentive Plan, (ii) the number and kind of shares of stock or other property issued or issuable in respect of outstanding awards, (iii) the exercise price, grant price or purchase price relating to any award, (iv) the performance goals and (v) the individual limitations applicable to awards; provided that, with respect to ISOs, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code, and provided further that no such adjustment shall cause any award which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. Our Compensation and Corporate Governance Committee may also make such modifications to the Incentive Plan and the awards granted thereunder as necessary in order to conform with the laws and regulations of jurisdictions outside of the United States.

Clawback Provision for Executive Officers. The Incentive Plan allows us to cancel outstanding awards or “clawback” the value of awards realized if officers or other senior employees engage in activity detrimental to VMware. For more information regarding our incentive compensation recovery policies, see “Compensation Discussion and Analysis—Compensation Recovery Policies.”

Transferability. Under the Incentive Plan, awards are generally non-transferable other than by will or by the laws of descent and distribution.

Amendment and Termination. Our Board of Directors can amend, alter or discontinue the Incentive Plan, but no amendment, alteration or discontinuation can be made that would impair the rights of a participant under any award granted without such participant’s consent or that would increase the total number of shares of Class A common stock reserved under the Incentive Plan (other than pursuant to the adjustment provisions summarized above). In addition, stockholder approval may be required with respect to certain amendments, due to stock exchange rules or requirements of applicable law. The Incentive Plan, unless sooner terminated by our Board of Directors, will remain in effect through June 5, 2017.

U.S. Federal Income Tax Consequences

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option granted under the Incentive Plan will result in taxable income to the option holder or a deduction to us. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years after the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss (and we are not entitled to a corresponding deduction).

If stock received upon the exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition. The amount of such ordinary income will generally be equal to the difference between the fair market value of our Class A common stock on the date of exercise and the exercise price (or, if less, the difference between the amount realized on disposition of the stock and the exercise price). In the case of a disqualifying disposition in which a loss (if sustained) would be recognized, then the amount of ordinary income will not exceed the excess of the amount realized on the sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. We will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price, will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Non-Qualified Stock Options. Options granted under the Incentive Plan which are not incentive stock options are “non-qualified options.” No income results upon the grant of a non-qualified option. When an option holder exercises a non-qualified option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of our Class A common stock over the option price. We will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of our Class A common stock at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. We are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

Restricted Stock Units. Generally, the participant will not be subject to tax upon the grant of an award of restricted stock units but will recognize ordinary income in an amount equal to the fair market value of any shares received on the date of delivery of the underlying shares of our Class A common stock. We will generally be entitled to a corresponding tax deduction.

Stock Appreciation Rights. Generally, the participant will not be subject to tax upon the grant of a stock appreciation right. However, upon the receipt of shares pursuant to the exercise of a stock appreciation right, the participant, generally, will recognize ordinary income in an amount equal to the fair market value of the shares received. The ordinary income recognized with respect to the receipt of shares upon exercise of stock appreciation rights will be subject to any necessary withholding and reporting requirements. Generally, we will not be entitled to a tax deduction upon the grant or termination of stock appreciation rights. However, we will, generally, be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the participant.

Section 162(m). Section 162(m) of the Code limits to $1 million the deduction a public company may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying performance-based compensation. It is intended that awards under the Incentive Plan may be designed to be eligible for this performance-based exception.

Section 409A. Awards held by employees that are subject to, but fail to comply with, Section 409A are subject to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges. In addition, the failure to comply with Section 409A may result in an acceleration of the timing of income inclusion in respect of awards for income tax purposes. Awards granted under the Incentive Plan are intended to be exempt from or comply with the rules of Section 409A and will be administered accordingly. The Compensation and Corporate Governance Committee intends to administer any award resulting in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible, as determined by the Compensation and Corporate Governance Committee.

This summary is not a complete description of the U.S. Federal income tax aspects of the Incentive Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the Incentive Plan, as well as foreign, state and local tax consequences.

New Plan Benefits

The future benefits or amounts that would be received under this amendment to the Incentive Plan are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if this amendment to the Incentive Plan had been in effect cannot be determined. Information about awards granted in fiscal year 2014 to the named executive officers can be found under “Grants of Plan-Based Awards.” Information about awards granted in fiscal year 2014 to our Non-Employee Directors can be found under “Director Compensation.”

The Board of Directors unanimously recommends a vote “FOR” the amendment to the Amended and Restated 2007 Equity and Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2014. Our equity compensation plans include the Incentive Plan and our 2007 Employee Stock Purchase Plan. Only shares of Class A common stock may be issued under these plans.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)		Weighted-Average Exercise Price Per Share Of Outstanding Options, Warrants And Rights (b)		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	19,122,127	(1)(2)	$50.62	(3)	24,098,901(4)
Equity compensation plans not approved by security holders	—		—		—
Total:	19,122,127		$50.62		24,098,901

(1)	Includes 5,857,194 shares subject to outstanding options, 11,946,293 shares of Class A common stock subject to outstanding restricted stock units (“RSUs”) and 1,318,640 shares subject to outstanding performance stock units (“PSUs”) (assuming achievement of the maximum performance).

Excludes shares assumed under:

•	the B-Hive Networks, Inc. 2006 Israeli Stock Option Plan (the “B-Hive 102 Plan”) in connection with our acquisition of B-Hive Networks, Inc. in July 2008;

•	the SpringSource Global, Inc. 2007 Equity Incentive Plan (the “SpringSource US Plan”) in connection with our acquisition of SpringSource Global, Inc. (“SpringSource”) on September 15, 2009; and

•	the Integrien Corporation 2002 Equity Incentive Plan (the “Integrien Plan”) in connection with our acquisition of Integrien Corporation in September 2010.

Also excludes 41,788 shares subject to restricted stock awards issued under the Incentive Plan.

Each of the acquired company plans referenced above was terminated in connection with the acquisition as to any future awards but still continues to govern the existing options granted thereunder. As of December 31, 2014, the options outstanding under each acquired company plan, as well as the weighted-average exercise prices of the options outstanding under each such plan, are set forth in the following table.

Plan Name	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price ($)
B-Hive 102 Plan	517	9.74
SpringSource US Plan	10,596	5.02
Integrien Plan	385	4.27

(2)

Includes 1,799,748 shares issuable pursuant to equity awards outstanding under the Incentive Plan that were granted in substitution for outstanding grants of companies that we have acquired (the “Substitution Grants”). The Incentive Plan provides that upon approval by the Compensation and Corporate Governance Committee of our Board of Directors, the number of shares reserved for issuance under the Incentive Plan will be increased by the corresponding number of outstanding equity grants assumed or substituted for in connection with mergers and similar transactions. Substitution Grants typically remain subject to the terms that governed the grants when initially awarded by the acquired companies. When VMware makes Substitution Grants, VMware does not assume the stock plans of such acquired companies and does not make additional grants under such plans.
(3)	Represents the weighted-average exercise price of outstanding options under the Incentive Plan and is calculated without taking into account the 13,264,933 shares of Class A common stock subject to outstanding RSUs and PSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Represents the number of securities remaining available for issuance under the Incentive Plan and our 2007 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information, as of March 1, 2015, about the beneficial ownership of Class A common stock and Class B common stock by (i) EMC, (ii) each person who is known by us to own beneficially more than 5% of either class of our common stock, (iii) each of our directors and nominees for director, (iv) each of our Named Executive Officers (as defined in “Compensation Discussion and Analysis—Named Executive Officers”) and (v) all directors and executive officers of VMware as a group.

Applicable percentage ownership is based on 127,046,375 shares of Class A common stock and 300,000,000 shares of Class B common stock outstanding at March 1, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 1, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Only EMC, its successor-in-interest or its majority owned or controlled subsidiaries may hold shares of Class B common stock unless and until such time as EMC distributes its shares of Class B common stock in a distribution under Section 355 of the Code, following which distribution the Class B common stock may be held by EMC, the distributees and their transferees. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, the election of directors, conversion and certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in our certificate of incorporation. Each share of Class B common stock is convertible into one share of Class A common stock at any time, at EMC’s election. However, if EMC distributes its shares of Class B common stock in a distribution under section 355 of the Code (a “Distribution”), such right to convert Class B common stock into Class A common stock will terminate upon such distribution.

Name and Address of Beneficial Owner	Number of Class B Shares Beneficially Owned(1)	Percent of Outstanding Class B Shares	Percentage of Total Vote(2)
Five Percent Beneficial Owner	300,000,000	100%	95.9%
EMC Corporation 176 South Street Hopkinton, MA 01748

Five Percent Beneficial Owners	Number of Class A Shares Beneficially Owned(1)	Percent of Outstanding Class A Shares	Percentage of Total Vote(2)
EMC Corporation(3)	43,025,308	33.9%	1.4%

Name of Beneficial Owner Directors and Named Executive Officers	Number of Class A Shares Beneficially Owned(1)	Percent of Outstanding Class A Shares	Percentage of Total Vote(2)
Michael W. Brown(4)	50,394	**	**
Pamela J. Craig*	5,010	**	**
Jonathan C. Chadwick(5)	40,574	**	**
John R. Egan*(6)	11,256	**	**
Carl M. Eschenbach(7)	58,086	**	**
Patrick P. Gelsinger(8)	130,018	**	**
Paul A. Maritz(9)	1,367,227	1.1%	**
Dennis D. Powell(10)	17,894	**	**
Sanjay Poonen(11)	82,191	**	**
Rangarajan (Raghu) Raghuram(12)	91,930	**	**
Paul Sagan(13)	1,817	**	**
David N. Strohm(14)	30,994	**	**
Joseph M. Tucci*(15)	—	**	**
All directors and executive officers as a group (14 persons)(16)	1,902,684	1.5%	**

*	Nominee for director
**	Represents holdings of less than 1%

(1)	All amounts shown in this column include shares obtainable upon exercise of stock options currently exercisable or exercisable within 60 days of the date of this table and shares underlying restricted stock units vesting within 60 days of the date of this table. In addition to the amounts shown, each share of Class B common stock may be converted to one share of Class A common stock upon election of the holder.
(2)	Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, calculated on the basis of 10 votes per share of Class B common stock and one vote per share of Class A common stock. Each holder of Class B common stock is entitled to 10 votes per share of Class B common stock, and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote, with the exception of the election of Group II directors, in which Class A common stock and Class B shares are each entitled to one vote per share. Additionally, following a Distribution, (i) Class B stockholders are entitled to only one vote per share on any proposal to require the conversion of all then-outstanding shares of Class B common stock to Class A common stock; and (ii) they may not vote in elections for our Board of Directors without obtaining the prior consent of our Board of Directors if they have acquired 10% or more of the then-outstanding shares of Class B common stock other than through the Distribution and do not also hold an equivalent percentage of shares of our then-outstanding Class A common stock, in each case as further set forth in our certificate of incorporation.
(3)	Based solely upon a Schedule 13G filed with the SEC on February 13, 2015 by EMC. Does not include 300,000,000 shares of Class A common stock issuable upon conversion of the shares of Class B common stock held by EMC listed in the above table. Such shares of Class B common stock are convertible into Class A common stock at the election of EMC.
(4)	Includes 18,000 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015. Excludes 127,600 shares of EMC common stock beneficially owned by Mr. Brown of which 50,000 shares are subject to options exercisable within 60 days of March 1, 2015. Also excludes 9,300 restricted stock units of EMC that will vest on April 30, 2015.
(5)	Includes 24,301 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015 and 3,953 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2015.
(6)	Excludes 1,132,817 shares of EMC common stock beneficially owned by Mr. Egan. Also excludes 9,300 restricted stock units of EMC that will vest on April 30, 2015.
(7)	Includes 43,790 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015 and 10,940 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2015.
(8)

Includes 66,295 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015 and 9,884 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2015. Excludes 930,372 shares of EMC common stock beneficially owned by Mr. Gelsinger of which 589,667 shares are subject to options exercisable within 60 days of March 1, 2015.
(9)	Includes 1,340,006 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015.
(10)	Includes 1,500 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015.
(11)	Includes 76,239 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015 and 2,372 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2015.
(12)	Includes 23,451 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015 and 3,162 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2015. Excludes 47,052 shares of EMC common stock beneficially owned by Mr. Raghuram.
(13)	Excludes 87,600 shares of EMC common stock beneficially owned by Mr. Sagan of which 30,000 shares are subject to options exercisable within 60 days of March 1, 2015. Also excludes 9,300 restricted stock units of EMC that will vest on April 30, 2015.
(14)	Excludes 297,601 shares of EMC common stock beneficially owned by Mr. Strohm of which 40,000 shares are subject to options exercisable within 60 days of March 1, 2015. Also excludes 9,300 restricted stock units of EMC that will vest on April 30, 2015.
(15)	Excludes 2,724,077 shares of EMC common stock beneficially owned by Mr. Tucci of which 1,557,743 shares are subject to options exercisable within 60 days of March 1, 2015.
(16)	Includes 1,598,777 shares of Class A common stock subject to options exercisable within 60 days of March 1, 2015 that are held by all executive officers and directors as a group and 31,694 shares of Class A common stock issuable under RSUs that will vest within 60 days of March 1, 2015. Excludes 5,347,119 shares of EMC common stock beneficially owned by such individuals, of which 2,267,410 shares are subject to options exercisable within 60 days of March 1, 2015; and 37,200 shares subject to RSUs that will vest on April 30, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section (“CD&A”) discusses the compensation programs and policies for our named executive officers. The CD&A also provides an overview of the Compensation and Corporate Governance Committee’s role in the design and administration of these programs and policies and its role in making specific compensation decisions for our named executive officers.

Executive Summary

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are to:

•	Motivate our executives to achieve our strategic, operational and financial goals

•	Reward superior performance

•	Attract and retain exceptional executives

•	Reward behaviors that result in long-term increased stockholder value

To achieve these objectives, we have implemented and maintained compensation plans that tie a substantial portion of our executive compensation to the achievement of pre-determined performance goals and increases in total stockholder return. As detailed below, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. We may adopt other arrangements from time to time to best meet our compensation objectives.

Executive Compensation Highlights

✓	CEO pay mix reflecting target compensation is 93% variable in the form of incentive-based compensation (please refer to “Pay Mix” section for details)	✓	Long-term incentive compensation equity vehicle mix emphasizes performance stock units (PSUs), weighted 50% of total target value

✓	At least half of named executive officer target cash compensation opportunity is in the form of cash incentive bonuses, which are funded on the basis of quantitative financial results	✓	2014 PSU Plan lengthens total performance period vs. 2013 PSU Plan

Advisory Vote on Named Executive Officer Compensation

During 2014, we conducted our annual nonbinding advisory “Say-on-Pay” vote at our annual stockholders meeting held on May 28, 2014. Our stockholders demonstrated strong support for our executive compensation program, with over 99% of the total votes cast in support of our executive compensation program. In light of this strong support of our executive compensation practices and plans, we have maintained our existing compensation philosophy, which is focused on delivering compensation that rewards performance and helps to achieve the objectives of out executive compensation program described above, including attracting and retaining exceptional executives.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year. Accordingly, our board of directors recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” in this proxy statement.

Corporate Performance During 2014

Our executive compensation programs are designed to reward strong corporate performance, and our compensation decisions reflect both our performance and our outlook. During 2014, our executive team drove results in two key financial metrics—revenue and non-GAAP operating margin—while continuing to invest in the Company’s key strategic initiatives. A reconciliation of our non-GAAP operating margin to GAAP operating margin can be found in Appendix B to this proxy statement.

Financials	2014	2013
Revenue ($M)	$6,035	$5,207	+16.0%
Operating Margin (non-GAAP)	31.1%	34.0%	-2.9%
Unearned Revenues ($M)	$4,833	$4,092	+18.1%
License Revenues ($M)	$2,591	$2,270	+14.2%

During 2014, our executives drove significant strategic and operational achievements as we continued to focus on our three strategic initiatives. These initiatives are directed to continue and strengthen the Company’s position at the forefront of significant disruption in the information technology industry as corporations transition to the mobile cloud era. Although we experienced an 8% decline in our stock price during 2014, we made substantial progress in each of our strategic initiatives. Among our key 2014 achievements were:

Driving the Software Defined Data Center

•       Continued to gain momentum in our pioneering NSX network virtualization technology as customers increasingly moved it into production environments

•       Unveiled cloud management platform that is built for managing the hybrid cloud, with solutions that simplify and automate how IT is managed, helping customers on their journey to IT-as-a-Service

•       Introduced hyper-converged infrastructure appliances that help customers streamline, deploy, and scale software-defined IT infrastructure, and announced qualified partners

•       Announced OpenStack offerings that help IT organizations quickly and cost-effectively deliver applications and services

•       Announced key partnerships to further accelerate our go-to-market capabilities

Scaling the Hybrid Cloud

•       Launched and rapidly expanded the global footprint of vCloud Air hybrid cloud platform and VMware-operated data centers across parts of North America, Europe, and Asia. Rapidly announced product additions, including new disaster recovery capabilities, new advanced networking capabilities and general availability of vCloud Air Virtual Private Cloud OnDemand

•       Announced key partnerships to further accelerate our go-to-market capabilities

Expanding End-User Computing and Mobility

•       Recognized as a “Leader” or equivalent in key industry analyst reports in 2014

•       Acquired AirWatch, the industry leader in mobile device management, and hit a landmark 15,000 customers globally

•       Delivered on key product releases in Desktop-as-a-Service

•       Announced key partnerships to further accelerate our go-to-market capabilities

Named Executive Officers

Our named executive officers for 2014 set forth in this proxy statement (the “Named Executive Officers”) are:

Patrick P. Gelsinger	Chief Executive Officer
Carl M. Eschenbach	President and Chief Operating Officer
Jonathan C. Chadwick	Chief Financial Officer, Chief Operating Officer and Executive Vice President
Sanjay Poonen	Executive Vice President and General Manager, End-User Computing
Rangarajan (Raghu) Raghuram	Executive Vice President and General Manager, Software-Defined Data Center

Our Executive Compensation Program—2014 Highlights

We believe there was alignment in the performance of the Company in 2014 and the value of the compensation opportunity awarded to our Named Executive Officers.

From a programmatic perspective, we implemented the following enhancements to our executive compensation program in 2014:

•

Enhanced opportunity for Compensation and Corporate Governance Committee to differentiate bonus payments under Annual Incentive Cash Bonus Plan based on recommendations of our CEO. We continued to fund our bonus plan entirely on the basis of financial results that are quantitative, objective and formulaic. Payout opportunity for each Named Executive Officer continued to be weighted 75% to Corporate Financial results that equaled the cash bonus plan funding and 25% to performance against individual performance goals reflecting individual operational, strategic or business unit-level objectives. In 2014, we funded the individual performance goals component at 1.5x Corporate Financial results, which then formed the maximum funding under the individual performance goals component and enabled our CEO to recommend that the Compensation and Corporate Governance Committee exercise, if warranted, a wider latitude for differentiation to align payouts with individual contributions. For more information, see “Annual Performance-Based Bonuses.”

•

Lengthened performance period of PSUs awarded in 2014. In 2014, we continued to implement the long-term performance-based equity award strategies that we had initiated in 2012. For our 2014 PSU awards, we lengthened the total period over which we are measuring performance, from 1.5 years in the 2013 PSU Plan to two years in the 2014 PSU Plan. We continued to measure performance under the 2014 PSU Plan based on revenue adjusted for changes in unearned license revenue and non-GAAP operating margin. We also introduced a multiplier based on revenue growth over the entire two-year period. We believe that maintaining sales growth rates while also managing expenses that will impact our operating margin are key metrics for measuring the longer-term success of our business and determining future stockholder returns. For more information, see “Long-Term Incentives.”

Overview of Compensation Setting Process

Compensation actions for our Named Executive Officers are determined by our Compensation and Corporate Governance Committee. The members of our Compensation and Corporate Governance Committee possess significant experience in the review and oversight of executive compensation at global technology companies and at VMware. The Committee makes its determinations of executive compensation based on this experience and in consultation with management. Additionally, in February 2015, the Board approved a change in control retention plan that had previously been reviewed by the Committee. The Committee determined that final Board review and approval of the plan was appropriate to ensure alignment with VMware’s strategic objectives. See “Change in Control and Post Termination Compensation” below.

The Compensation and Corporate Governance Committee has engaged FWC as its independent consultant to advise it on an as needed basis with respect to executive compensation decisions. FWC reports directly to the Compensation and Corporate Governance Committee and does not provide services to VMware management. The Compensation and Corporate Governance Committee has assessed the independence of FWC pursuant to SEC and NYSE rules and concluded that the firm’s work does not raise any conflict of interest that prevents them from providing independent advisory services to the Committee.

FWC provides the Compensation and Corporate Governance Committee analyses of our executive compensation program from time to time. FWC assists the Committee’s reviews of our program’s effectiveness in supporting our business objectives and strategy, its relative reasonableness compared to competitive practice for companies in related businesses of similar size and market value and the changing business and regulatory environment.

FWC compares our executive compensation structure and levels to those of comparable companies using data from Radford Consulting (“Radford”) covering software companies with annual revenue greater than $1 billion to supplement data from proxy and other SEC filings. In addition to the Radford survey data, FWC recommended a peer group, which is reviewed and approved annually by the Compensation and Corporate

Governance Committee for executive compensation comparisons. The weightings between the peer group and the Radford survey data were based on FWC’s subjective assessment of the applicability and quality of each data source. In 2014, our Compensation and Corporate Governance Committee also monitored a group of reference peer companies, primarily to assist the Committee in evaluating competitive long-term incentive program design elements. The reference peer companies were not considered when setting executive compensation levels for the Named Executive Officers.

VMware’s peer group and reference group for 2014 consisted of the following companies:

VMware Peer Companies	Adobe Systems, Amazon.com, Autodesk, CA, Citrix Systems, Cognizant Technology Solutions, eBay, Electronic Arts, Intuit, NetApp, Oracle, Red Hat, Salesforce.com, Symantec and Yahoo

VMware Reference Companies	Cisco Systems, Facebook, Google, LinkedIn, Microsoft and Twitter

The Compensation and Corporate Governance Committee determined that the group of peer companies was representative of our executive talent pool and our product and market profile and appropriate from a size perspective. Our 2014 peer group was unchanged from our 2013 peer group, except for the removal of BMC Software (which was taken private) and Synopsys (which the Committee determined was no longer comparable in size to VMware from a financial perspective). In the case of the Reference Companies, we added Twitter, which became a publicly-traded company in November 2013. Although we did not believe it appropriate to add the companies in the reference group to our peer group due to differences in market capitalization and industry group, we believe that the reference company group is useful because, from time to time, we compete with these companies for executive talent due to the relative proximity of our headquarters on the West coast and overlaps in certain of our technologies.

The Compensation and Corporate Governance Committee evaluated 2014 Named Executive Officer compensation decisions in light of the FWC analysis to award compensation for our Named Executive Officers that is generally competitive with the identified peer group and the Radford survey data and sufficient to recruit and retain qualified executives. The Compensation and Corporate Governance Committee does not target or benchmark compensation to any particular percentile of compensation paid by other companies, but rather considers the market data as one factor in making its compensation decisions. Other factors include our performance, an individual’s contribution, experience, potential, and compensation history and internal pay equity. After taking these factors into account, the Compensation and Corporate Governance Committee exercises its judgment in making compensation decisions. We believe that this approach gives us the flexibility to make compensation decisions based upon all of the relevant facts and circumstances.

Compensation Components

The compensation packages of our Named Executive Officers include a mix of cash and equity-based compensation. The major compensation components are as follows:

Base Salaries	Primary fixed compensation portion of our Named Executive Officer compensation packages
Annual Cash Bonuses	Based on semi-annual financial, strategic and operational performance measured against specific pre-established goals
Long-Term Performance- Based Equity Incentive Compensation	Performance stock units that are tied to stock price appreciation and long-term performance objectives important to our company
Long-Term Equity Incentive Compensation	Restricted stock units and stock option grants that are tied to stock price appreciation and enhance retention and long-term focus

Pay Mix

When designing the executive compensation program, the Compensation and Corporate Governance Committee gives significant weight to cash bonuses and equity incentives, which reflect the Committee’s belief that a large portion of executive compensation should be performance-based. This compensation is performance-based because payment and vesting are tied to achievement of individual or corporate performance metrics. In addition, with respect to the equity awards, the value ultimately realized by the recipient fluctuates with the price of our common stock, thereby explicitly linking executive compensation opportunity with shareholder value. The Compensation and Corporate Governance Committee believes that equity incentives are particularly significant because they drive the achievement of VMware’s long-term operational and strategic goals and align the executives’ interests with those of our stockholders, while the cash bonuses drive achievement of shorter-term performance goals.

The chart above reflects the pay mix applicable to our CEO and to the other Named Executive Officers on average. For purposes of determining the percentages shown above for the annual compensation opportunities of the Named Executive Officers, annual base salary rate and cash bonus target opportunity reflect amounts in effect July 1, 2014 indicated in the “Cash Compensation” section of this CD&A. The equity component reflects the “Total Equity Selected Value” indicated in the “Long-Term Incentives” section of this CD&A.

Cash Compensation

During 2014, there were two primary components to cash compensation paid to our Named Executive Officers—base salary and semiannual performance-based bonuses paid under our Executive Bonus Program.

Base Salary

Base salary serves as the primary form of fixed compensation for our Named Executive Officers. Base salary can also impact other compensation and benefit opportunities, including semiannual bonuses, as such opportunities are expressed as a percentage of base salary.

In mid-2014, we conducted our annual review of executive compensation. During our annual review, the Compensation and Corporate Governance Committee made adjustments to the base salaries of Messrs. Gelsinger, Eschenbach, Chadwick and Raghuram. In the case of Mr. Gelsinger, the adjustment reflected the fact that the Committee had not increased Mr. Gelsinger’s salary since he joined VMware in 2012 and was based in part on competitive peer group data; in the case of Messrs. Eschenbach and Chadwick, the adjustments reflected increases in the context of competitive peer group data; and in the case of Mr. Raghuram, the increase reflected internal pay equity and the competitive peer group data. The salary for Mr. Poonen was left unchanged as he had been an executive at VMware for less than one year since his hire date in 2013.

Named Executive Officer	Annual Salary Rate Jan 1 - June 30	Annual Salary Rate July 1 - Dec 31	% Change
Patrick Gelsinger	$850,000	$1,000,000	+18%
Carl Eschenbach	$700,000	$725,000	+4%
Jonathan Chadwick	$625,000	$675,000	+8%
Sanjay Poonen	$600,000	$600,000	—
Raghu Raghuram	$500,000	$600,000	+20%

Annual Performance-Based Bonus

Each of our Named Executive Officers is eligible to earn cash bonuses tied to our financial results and individual performance under our Executive Bonus Program. We believe it is important to provide rewards for specific results and behaviors that support our overall long-term business strategy.

Incentive Plan Design

In 2014, the design of the first-half and second-half plans was similar in order to maintain consistency in the objectives and specific metrics in which we wanted to focus the attention of executives. As illustrated below, the design of both first-half and second-half plans involved the following parameters:

Plan Funding	• Entirely funded on the basis of quantitative, algorithmic measurement of financial performance
Funding Metrics

•       80% of funding opportunity weighted toward achievement of revenue and non-GAAP operating margin. The Committee placed primary focus on achievement of widely-recognized metrics that are tracked by our shareholders and analysts and that we believe are indicators of the performance and health of our company from a growth and profitability perspective

•       20% of funding opportunity weighted toward achievement of adjusted license revenue. This metric is considered an indicator of customer willingness to adopt and expand their use of our products. License revenues are adjusted for the change in deferred license revenues during the measurement period to better reflect license sales that occurred during the period

Thresholds Must be Achieved for Any Funding

•       For any bonus amount to be paid out, a threshold level of achievement of each of the pre-established corporate financial objectives was required

•       No funding unless 90% of revenue and adjusted license revenue targets were achieved, and ~95% of non-GAAP operating margin targets were achieved

•       At threshold performance, funding would equal only 51% of target

Cap on Funding	• Irrespective of actual performance, funding capped at 236.25% of target, reflecting the maximum funding applicable to each component of our incentive plan
Committee Can Exercise Negative Discretion on Funding and Payouts	• The Compensation and Corporate Governance Committee has the authority to exercise negative discretion on actual plan funding irrespective of funding calculated on the basis of our formulaic approach
Payouts

•       75% of funded amount is paid to the executive formulaically in order to reinforce the linkage between objective financial results and bonus payouts

•       25% of funded amount is pooled at 1.5x and allocated to executives subject to negative discretion based on assessment of individual performance

The following is an illustration of 2014 Cash Bonus Incentive Compensation Plan:

Target Opportunity

In 2014, the Compensation and Corporate Governance Committee determined that bonuses would be paid based on corporate financial performance metrics and individual goals applied separately to each half of the year due in part to the Committee’s view that business conditions were rapidly changing and the Committee wanted the opportunity to review and set new, more rigorous goals in the middle of the year. The Compensation and Corporate Governance Committee retained negative discretion to reduce actual payouts below the amounts calculated under the plan formulas.

The following table provides the target bonus amounts for 2014, expressed as a percentage of base salary at the start of the first and second halves of the year, for each of our Named Executive Officers under our Executive Bonus Program. Each executive’s target bonus percentage of base salary remained the same in both first-half and second-half, except for Mr. Gelsinger’s whose target increased from 135.3% to 150% of base salary in the context of the Committee’s review of competitive peer group data.

Named Executive Officer	Annual Salary Rate During First-Half 2014	Target Bonus (as percentage of base salary)	First-Half 2014 Bonus Target	Annual Salary Rate During Second- Half 2014	Target Bonus (as percentage of base salary)	Second- Half 2014 Bonus Target
	(A)	(B)	(C=A*50%*B)	(D)	(E)	(F=D*50%*E)

Patrick Gelsinger	$850,000	135.3%	$575,025	$1,000,000	150%	$750,000

Carl Eschenbach	$700,000	100%	$350,000	$725,000	100%	$362,500

Jonathan Chadwick	$625,000	100%	$312,500	$675,000	100%	$337,500

Sanjay Poonen	$600,000	100%	$300,000	$600,000	100%	$300,000

Raghu Raghuram	$500,000	100%	$250,000	$600,000	100%	$300,000

Corporate Financial Metrics

The following table shows the revenue, adjusted license revenue and non-GAAP operating margin targets for each half year. Revenue is adjusted to exclude the impact of acquisitions and foreign currency exchange rate fluctuations not accounted for in our operating plans. Adjusted license revenue is adjusted for the change in deferred license revenue. Non-GAAP operating margin for the executive bonus plan utilizes the non-GAAP operating margin metric that we report in our quarterly earnings releases. That measure is calculated by excluding stock-based compensation and the net effect of the amortization and capitalization of software development costs, employer payroll taxes on employee stock transactions, amortization of intangible assets, acquisition-related items, restructuring charges and unusual non-recurring charges, if any, from our operating margin calculated in accordance with GAAP, and then applying our non-GAAP tax rate. Results were also adjusted to eliminate any impact on revenues and non-GAAP operating margin of acquisitions and foreign exchange rate fluctuations not provided for in VMware’s operating plan. Accordingly, the actual performance metrics calculated for purposes of the bonus program listed in the table below differ from VMware’s reported financial results for the periods shown.

	First-Half 2014 Plan				Second-Half 2014 Plan
Metric	Threshold	Target	Max	Actual	Threshold	Target	Max	Actual
Revenue (0%-200% funding)	90% of Target	$2.781B	110% of Target	$2.7775B	90% of Target	$3.2028B	110% of Target	$3.2328B
Non-GAAP Operating Margin (0%-200% funding)	30.5%	32.1%	37.7%	32.5%	30.07%	31.67%	34.07%	31.52%
Adjusted License Revenue (0%-250% funding)	90% of Target	$1.153B	115% of Target	$1.116B	90% of Target	$1.4495B	115% of Target	$1.444B

The performance targets and thresholds for the Executive Bonus Program were established based upon the Company’s operating plan and the prioritization we placed upon investing in our strategic initiatives in order to achieve revenue and license revenue growth. Additionally, the Compensation and Corporate Governance Committee determined that regardless of operating margin performance, payouts in excess of 100% of the target bonus amounts would be paid only if revenue exceeded 98% of the performance target and payouts for adjusted license revenue achievement could exceed 100% only if the target non-GAAP operating margin goal was achieved.

Revenue, license revenue and operating margin performance for the first and second halves of 2014 yielded percentage bonus payouts of 96.0% and 103.6% of target amounts, respectively. Payouts for the first and second halves of 2014 were made at the level calculated by corporate financial achievement—96.0% and 103.6%, respectively.

	First-Half 2014 Plan			Second-Half 2014 Plan
Named Executive Officer	Target Amount (75% of Total Target)	Bonus Calculated Per Formula @ 96.0%	Approved Bonus @ 96.0%	Target Amount (75% of Total Target)	Bonus Calculated Per Formula @ 103.6%	Approved Bonus @ 103.6%

Patrick Gelsinger	$431,269	$414,018	$414,018	$562,500	$582,750	$582,750

Carl Eschenbach	$262,500	$252,000	$252,000	$271,875	$281,663	$281,663

Jonathan Chadwick	$234,375	$225,000	$225,000	$253,125	$262,238	$262,238

Sanjay Poonen	$225,000	$216,000	$216,000	$225,000	$233,100	$233,100

Raghu Raghuram	$187,500	$180,000	$180,000	$225,000	$233,100	$233,100

Individual Performance Assessments

Individual performance goals for the Named Executive Officers were set for each of the first and second halves of 2014.

Patrick Gelsinger	Company-wide achievement of our 2014 operating plan, defining and delivering our vision of the software-defined data center, establishing our hybrid cloud initiatives, expanding our end user computing business, and goals related to focusing and scaling the company, leadership, development and employee retention
Carl Eschenbach	Achievement of go-to-market strategies, customer outreach programs, execution of sales and marketing objectives related to our core business objectives and development of our IT, sales and marketing organizations
Jonathan Chadwick	Achievement of our 2014 operating plan, developing investment strategies to enable delivery on our core business opportunities, goals related to achievement of our business realignment plan, the scaling of our business for future growth and development of our finance organization
Sanjay Poonen	Development of our end user computing business including organizational development launch of our desktop-as-a-service offering and developing and advancing on a roadmap for desktop and mobile technologies
Raghu Raghuram	Delivery on our vCloud product introduction plans, driving development of the software-defined data center, focusing and scaling our software-defined data center and vCloud development and marketing efforts and organizational and employee retention goals

As discussed above, our Executive Bonus Program provided that payouts for individual performance would be funded, subject to the Compensation and Corporate Governance Committee’s potential use of negative discretion, at 1.5x the same ratio as payouts based on the corporate financial metrics if threshold achievement of corporate financial goals sufficient to trigger a minimum payout was reached. There were no formulas or weightings assigned to individual performance objectives, and achievement was assessed overall on a holistic basis that also took into account overall individual and company performance. As discussed above, during 2014, corporate financial goals above the threshold levels were achieved. With respect to payouts for individual goals, the Compensation and Corporate Governance Committee exercised its negative discretion, in consultation with management, to determine payouts for the first and second halves of 2014.

	First-Half 2014 Bonus Plan			Second-Half 2014 Bonus Plan
Named Executive Officer	Target Amount (25% of Total Target)	Bonus Calculated Per Formula @ 144.0% (=1.5x 96%)	Approved Bonus	Target Amount (25% of Total Target)	Bonus Calculated Per Formula @ 155.4% (=1.5x 103.6%)	Approved Bonus

Patrick Gelsinger	$143,756	$207,009	$138,006 (96% of Target)	$187,500	$291,375	$187,500 (100% of Target)

Carl Eschenbach	$87,500	$126,000	$84,000 (96% of Target)	$90,625	$140,831	$90,625 (100% of Target)

Jonathan Chadwick	$78,125	$112,500	$75,000 (96% of Target)	$84,375	$131,119	$84,375 (100% of Target)

Sanjay Poonen	$75,000	$108,000	$72,000 (96% of Target)	$75,000	$116,550	$78,750 (105% of Target)

Raghu Raghuram	$62,500	$90,000	$60,000 (96% of Target)	$75,000	$116,550	$78,750 (105% of Target)

Discretionary Bonus

The Compensation and Corporate Governance Committee has the authority to approve discretionary bonuses outside of the Executive Bonus Program in the event that circumstances arise that were not contemplated at the beginning of the year when the annual bonus plan structure was approved. In March 2014, the Compensation and Corporate Governance Committee approved a one-time discretionary bonus paid to Mr. Eschenbach in the amount of $2.3 million. The bonus was intended to recognize Mr. Eschenbach for outstanding contributions during 2012-2013, including acting as CFO for three quarters in 2012 during a period of management transition, integrating our CEO and CFO through 2013 and leading go-to-market integrations of several significant acquisitions, including the acquisition of Nicira, that positioned VMware for success going forward.

Long-Term Incentives

We strongly believe that equity awards further align the interests of our Named Executive Officers with those of our stockholders. Equity awards are also an important part of the compensation packages that we use to recruit new executive hires. Additionally, we annually review the composition, value and vesting timeline of long-term equity-based incentive awards held by our Named Executive Officers, and our Compensation and Corporate Governance Committee periodically approves refresh grants designed to promote long-term retention of our executive team and meet the objectives of our executive compensation program.

During 2014, our Compensation and Corporate Governance Committee maintained the mix of equity awards established in 2013 as follows:

PSUs 50% of overall target value • 2-year performance period • Vest in Q1 2017 subject to continued employment, and achievement of objective, quantitative performance criteria	RSUs 30% of overall target value • Vest over 4-year period subject to continued employment • Value subject to fluctuation in alignment with VMware’s stock price	Stock Options 20% of overall target value • Vest over 4-year period subject to continued employment • Only provides value if VMware stock price appreciates from fair market value on grant date

We believe that this mix of incentives meets the primary objectives of our equity grant programs by aligning executive compensation with total stockholder return, focusing executive performance on metrics that are key to our success and promoting long-term retention.

During 2014, we made the following equity-based awards to our Named Executive Officers pursuant to our annual refresh grant program. The Compensation and Corporate Governance Committee approved the awards in July 2014. The performance metrics for one-half of the 2014 PSU awards are applicable to performance periods commencing in 2015. Those performance metrics were established in March 2015. Performance metrics for the second half of the 2014 PSU awards are applicable to a performance period commencing in 2016. The 2016 performance metrics will be established in early 2016. Grant date fair values for PSUs are not determined until performance metrics are established. Accordingly, the grant date fair values of the 2014 PSU grants discussed below are not reflected in the Summary Compensation Table and the other tables in the “Compensation of Executive Officers” section of this proxy statement. Instead, one-half of the 2014 PSU grant date fair values will be reflected in our 2016 proxy statement and the remaining half will be reflected in our 2017 proxy statement.

Named Executive Officer	Total Equity Selected Value	PSU Selected Value	# of PSUs(1)	RSU Selected Value	# of RSUs(1)	Stock Options Selected Value	# of Stock Options(1)
Patrick Gelsinger	$12,500,000	$6,250,000	65,895	$3,750,000	39,537	$2,500,000	87,860

Carl Eschenbach	$6,000,000	$3,000,000	31,629	$1,800,000	18,977	$1,200,000	42,173

Jonathan Chadwick	$5,000,000	$2,500,000	26,358	$1,500,000	15,814	$1,000,000	35,144

Sanjay Poonen	$3,000,000	$1,500,000	15,814	$900,000	9,488	$600,000	21,086

Raghu Raghuram	$4,000,000	$2,000,000	21,086	$1,200,000	12,651	$800,000	28,115

(1)	The number of PSUs, RSUs and stock options covered by each award was determined by dividing the selected value by the 45-day trailing average price of VMware Class A common stock as of the first day of the month during which the award was granted to derive a quotient. For PSUs, the conversion price was the same as for the RSUs and stock options, i.e., leading up to the July 2014 grant of RSUs and stock options. The number of PSUs and RSUs stock options was equal to 1x the quotient. The number of stock options was equal to 3x the quotient.

Performance Stock Units—2014 and 2015 Plans

The design of the 2014 PSU Plan is substantially consistent with the 2013 PSU Plan, with the following adjustments.

Performance Measurement Period

•        Increased the length of the performance measurement to two consecutive 1-year periods, covering 2015 and 2016, with a 2-year scaling metric, as the first step in transition to a 3-year scaling metric in 2015 PSU Plan.

Additional Revenue Performance Hurdle Modifier on Overall Opportunity

•        Implemented a modifier that substantially penalizes executives for under-performing relative to 2-year revenue growth

•        Reinforces executive focus on longer-term revenue performance in addition to multi-year performance in annual revenue and operating margin

We designed the metrics for our 2014 PSU awards to Named Executive Officers to focus on indicators that will measure the degree to which we successfully deliver on the three core business opportunities we have identified for VMware in the software-defined data center, hybrid cloud computing and end user and mobile computing markets. We selected the achievement of revenue targets, as adjusted for the change in deferred license revenue, and non-GAAP operating margin targets, as the performance goals. In addition, to reinforce the longer-term performance expectations associated with the 2014 PSU Plan, we implemented a 2-year revenue growth goal that must be achieved in order for PSUs to be converted to shares at earned levels according to the results from each individual tranche. The 2-year revenue growth goal in the 2014 PSU Plan was the first step in our transition to a 3-year revenue growth goal. In March 2015, we implemented the 2015 PSU Plan, which provides for three consecutive 1-year periods with a 3-year scaling metric. The Committee continues to evaluate alternative structures with the goal of best aligning our PSU Plan with the long-term performance of the Company.

Performance levels will be adjusted to exclude the impact of VMware’s merger and acquisition-related transactions during the period and provide for further adjustment in the event of significant corporate transactions. Achievement will be measured following the end of each tranche in fiscal years 2015 and 2016, and achievement relative to the multi-year performance goal will be measured following the end of fiscal year 2016. Depending upon the level of achievement, the performance stock units can convert into shares of common stock at ratios ranging from one-half share to two shares for each performance stock unit. If the minimum performance threshold is not met, then no shares will be issued. We believe that coupling performance metrics over a 2-year period allows us to align our performance metrics to our strategic plan while also promoting longer-term executive retention.

We determined the total value of the equity awards granted to each Named Executive Officer when we made our refresh awards in July 2014 by taking into account a variety of factors, including the timeline for vesting in each Named Executive Officer’s existing grants, and comparisons of data from our identified peer group of companies and the reference group of companies discussed above. The stock option and RSU grants vest over a four-year period. For more information on the vesting schedules of stock options and PSUs granted to Named Executive Officers, see the “Compensation of Named Executive Officers—Outstanding Equity Awards at Fiscal-Year End” section of this proxy statement.

Performance Stock Units—2012 and 2013 Plans

In addition to the performance share units granted in 2014, Named Executive Officers were subject to 2012 and 2013 PSU Plans. Performance and applicable payouts associated with these plans are described below. In total, the 2012, 2013 and 2014 PSU Plans are intended to measure long-term performance and only provide earning opportunity for executives if they both achieve performance results and remain employed on the vest dates associated with those grants. An illustration of the staggered design of our ongoing PSU program is below.

PSU Grant	2012	2013	2014	2015	2016	2017
2012 PSU Plan Granted February 2012 (except new hire and promo)	3-Year Performance Period Performance Metric: 2012-2014 Revenue			Vested February 13, 2015

2013 PSU Plan Granted July 2013			1.5-Year Performance Period Performance Metrics: Adjusted Revenue and Non-GAAP Operating Margin	1-Year Retention Service Period	Vesting on January 31, 2016 Subject to Performance and Continued Employment
2014 PSU Plan Award Size Determined in July 2014 (performance periods commence in 2015)			Award Size Determined in July 2014 in connection with 2014 Refresh Equity Program	2-Year Performance Period Performance Metrics: 2-year total revenue growth; annual tranches (2015 and 2016) based on Adjusted Revenue and non-GAAP Operating Margin		Vesting on February 28, 2017 Subject to Performance and Continued Employment

2012 PSU Plan

In February 2015, the Compensation and Corporate Governance Committee reviewed company performance against metrics contained in PSU grants made to Messrs. Gelsinger, Eschenbach, Chadwick, and Raghuram. Mr. Eschenbach received two grants of PSUs under the 2012 PSU Plan; the first grant in February 2012 reflected the ongoing annual equity refresh program, and the second grant in April 2012 was in connection with his promotion to Chief Operating Officer in April 2012. For each Named Executive Officer, the performance goal was revenue growth from 2012 through 2014. The PSUs granted in February 2012 had a maximum conversion rate equal to 3.0x target, and PSUs granted after February 2012 had a maximum conversion rate equal to 2.0x target. In the case of the promotional award for Mr. Eschenbach in April 2012, the PSU included revenue targets for each of two performance periods, with the first performance period ending on December 31, 2013, and the second performance period ending on December 31, 2014. Performance goals, actual results, conversion ratios, and earned shares under the 2012 PSU Plan in connection with February 2012 grants (when the maximum opportunity was 3.0x) are described below.

2012 PSU Plan—Performance Achievement vs. Goals for February 2012 Grants

	Threshold (No Payout Below)	Target	Maximum	Actual
Revenue Growth ($3.767B Baseline)	+35%	+60%	+86%	+60.2%

Conversion Ratio	50%	100%	300%	101.5%

2012 PSU Plan—PSU Conversion Based on Performance for February 2012 Grants

Named Executive Officer	Grant Date	PSUs Granted at Target	Conversion Ratio	PSUs Earned
Carl Eschenbach	2/29/12	22,605	101.5%	22,944

Raghu Raghuram	2/29/12	33,908	101.5%	34,416

Performance goals, actual results, conversion ratios, and earned shares under the 2012 PSU Plan in connection with April, September and December 2012 grants, in connection with Mr. Eschenbach’s promotion, Mr. Gelsinger’s hire, and Mr. Chadwick’s hire, respectively (when the maximum opportunity was reduced to 2.0x), are described below.

2012 PSU Plan—Performance Achievement vs. Goals for 2012 PSU Grants After February

	Threshold (No Payout Below)	Target	Maximum	Actual
Revenue Growth ($3.767B Baseline)	+35%	+60%	+86%	+60.2%

Conversion Ratio	50%	100%	200%	100.8%

2012 PSU Plan—PSU Conversion Based on Performance for 2012 PSU Grants After February

Named Executive Officer	Grant Date	PSUs Granted at Target	Conversion Ratio	PSUs Earned
Patrick Gelsinger	09/14/2012	44,052	100.8%	44,404

Carl Eschenbach	04/09/2012	49,569	100.8%	49,965

Jonathan Chadwick	12/17/2012	44,712	100.8%	45,069

2013 PSU Plan

In February 2015, the Compensation and Corporate Governance Committee reviewed company performance against metrics contained in PSU grants made to Named Executive Officers in connection with the 2013 PSU Plan. For each Named Executive Officer, the performance goals were revenue as adjusted for the change in deferred license revenue and non-GAAP operating margin. The Committee selected an adjusted revenue metric in order to emphasize the performance associated with increasing deferred license revenue, which is viewed by the Company as an indicator of bookings trends and adoption of our products and services. The performance period associated with 2013 PSU grants was July 2013 (associated with the timing of when the grants were issued) through the end of fiscal 2014. Performance levels were adjusted to exclude the impact of VMware’s merger and acquisition-related transactions during the period.

Following completion of the performance period, Named Executive Officers need to remain employed by VMware for an additional 13 months, through January 31, 2016, in order to vest in the shares issuable under the awards. This construct was intended to couple performance over an 18-month period with a 13-month vesting tail in order to align our performance metrics to our strategic plan while also promoting long-term executive retention.

Performance goals, actual results, conversion ratios and earned shares under the 2013 PSU Plan are described below. Results were adjusted to eliminate any impact on adjusted revenue and non-GAAP operating margin of acquisitions and divestitures. Accordingly, the actual performance metrics calculated for purposes of the 2013 PSU Plan listed in the table below differ from VMware’s reported financial results for the periods shown.

Performance Achievement vs. Goals:

	Threshold (No Payout Below)	Target	Max	Actual	Interpolated Achievement	Weighting	Weighted Achievement

Adjusted Revenue ($M)	$8,528.0	$8,792.0	$9,056.0	$8,649.4	73.0%	70%	51.1%

Non-GAAP Operating Margin	32.4%	34.0%	36.0%	33.7%	91.3%	30%	27.4%

Conversion Ratio	50%	100%	200%	-	-	-	78.5%

PSU Conversion Based on Performance:

Named Executive Officer	Grant Date	PSUs Granted at Target	Conversion Ratio	PSUs Earned
Patrick Gelsinger	07/25/2013	69,387	78.5%	54,468

Carl Eschenbach	07/25/2013	52,040	78.5%	40,851

Jonathan Chadwick	07/25/2013	24,285	78.5%	19,063

Sanjay Poonen	09/13/2013	12,774	78.5%	10,027

Raghu Raghuram	07/25/2013	20,816	78.5%	16,340

Benefits and Perquisites

We provide only minimal and select executive-level benefits or perquisites to our Named Executive Officers targeted to assist in recruitment of new executives and meet market practices.

During 2014, our Named Executive Officers were eligible to participate in a program for VMware to reimburse employees at the senior vice president-level or above, including each Named Executive Officer, for annual comprehensive physical examinations and medical screenings. We determined that offering such a benefit was in the best interests of VMware and our stockholders given the critical role of our senior staff to the ongoing performance of our business.

The Compensation and Corporate Governance Committee also approved the adoption of a non-qualified deferred compensation program that is open to VMware employees at the level of vice-president and above, including our Named Executive Officers. The program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any) and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend to, make matching contributions. The plan became effective with respect to compensation paid on or after January 1, 2014.

VMware’s facilities are utilized from time to time by local community organizations. During 2014, the allocated operating and rental costs for VMware facilities utilized for community events hosted by Mr. Gelsinger were approximately $4,335.

VMware’s senior executives are obligated to undertake travel from time to time that is most efficient through use of private jet. During 2014, in the case of Mr. Gelsinger, private jet usage from time to time was deemed to be for personal use under applicable rules at a value of $16,107.

Other than with respect to relocation benefits, VMware does not generally provide Named Executive Officers with tax gross-ups or reimbursements.

Change in Control and Post-Termination Compensation

On February 25, 2015, following review by the Compensation and Corporate Governance Committee, VMware’s Board of Directors approved a change in control retention plan (the “CIC Plan”) covering VMware executives, including each of the Named Executive Officers. As part of the annual review of executive compensation relative to VMware’s peers, the Committee identified that this was an area that was appropriate to address from a market competitiveness perspective. The CIC Plan is intended to encourage the retention of Named Executive Officers and reduce uncertainty regarding the personal consequences of a potential change in control. The CIC Plan provides severance benefits for Named Executive Officers who are involuntarily terminated without “cause”, or who terminate employment for “good reason”, within 12 months following a “change in control” of VMware (each such term as defined in the CIC Plan) with benefits designed to be competitive with similar plans at VMware’s peer companies.

Upon a qualifying termination under the CIC Plan following a change in control, each Named Executive Officer is eligible to receive (i) a lump sum payment equal to a multiple of annual base salary, target annual bonus and monthly health insurance premiums; and (ii) full accelerated vesting of outstanding equity awards. VMware’s CEO, Mr. Gelsinger, is eligible to receive two times his annual base salary and target bonus and 24 months of the health insurance premium amount. Other Named Executive Officers are eligible to receive 1.5 times their annual base salary and target bonus and 18 months of the health insurance premium amount.

The monthly health insurance premium amount equals 150% of the monthly cost required to obtain continuation coverage for the Named Executive Officer and his or her covered dependents. Named Executive Officers would be required to execute a release in favor of VMware in exchange for CIC Plan benefits. Performance-based equity awards will generally convert into shares at target amounts if a change in control occurs during a performance period, unless otherwise specified in the performance award agreement.

The CIC Plan does not provide for any tax gross-ups. In the event the Named Executive Officer would be subject to an excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the benefits to the Named Executive Officer will be reduced to the extent that such benefits do not trigger the excise tax unless the Named Executive Officer would retain greater value (on an after-tax basis) by receiving all benefits and paying applicable excise, income and payroll taxes.

In addition to the double trigger acceleration provided under the CIC Plan, the PSU awards granted to Named Executive Officers provide that if a change in control occurs during a performance period, that performance period will terminate immediately prior to consummation of the change in control and the PSUs will convert into time-based vesting awards that convert into Class A common stock at the target level of achievement.

Compensation Risk Assessment

We believe that the mix and design of the elements of our executive compensation are well balanced and do not encourage management to assume excessive risk. As detailed above, our pay mix is balanced among base salary, short-term performance cash bonus awards and equity compensation. Executive officer compensation is heavily weighted towards long-term, equity-based incentive compensation, which we believe discourages excessive short-term risk taking and strongly aligns executive officer interests with the creation of long-term increased stockholder value. In addition, we maintain policies against the purchase of hedging instruments in order to help maintain the alignment of executive officer interests with long-term changes in stockholder value by prohibiting executive officers from purchasing financial instruments that trade off the potential for upside gain in order to lock in the current market value of our securities. Additionally, as discussed below, our executive compensation plans also include compensation recovery provisions that enable us to recover performance bonuses, as well as gains on equity awards, that were earned due to activity detrimental to the Company.

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. However, performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met. The Compensation and Corporate Governance Committee may consider the impact of Section 162(m) when designing our cash and equity bonus program, but may elect to provide compensation that is not fully deductible as a result of Section 162(m) if it determines this is in our best interests. The Compensation and Corporate Governance Committee structured our 2014 Executive Bonus Program for our Named Executive Officers and the performance stock unit awards and stock options granted in 2014 in order to allow each to qualify as performance-based compensation under Section 162(m). The restricted stock units granted in 2014 do not qualify as performance-based compensation.

Hedging Policy

We have adopted a policy prohibiting any of our directors or employees, including our Named Executive Officers, from “hedging” their ownership in shares of our Class A common stock or other equity-based interests in us, including by engaging in short sales or trading in derivative securities relating to our common stock and the common stock of EMC.

Compensation Recovery Policies

Our Executive Bonus Program for our executive officers, including our Named Executive Officers and the performance-based long-term equity award program were both adopted under the Amended and Restated 2007 Equity and Incentive Plan. The Incentive Plan includes provisions that allow us to cancel outstanding equity awards or “clawback” the value of cash bonus awards recently realized if an officer, including each of our Named Executive Officers, engages in activity determined to be detrimental to VMware. Additionally, both programs include an incentive compensation recovery provision under which we can require reimbursement of any bonus paid under the plan where payment was predicated on financial results that were subject to a significant restatement and the individual engaged in fraud or misconduct that caused or partially caused the restatement. The policy applies to payments made within three years of the date when the applicable restatement is disclosed.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for the fiscal years ended December 31, 2014, 2013 and 2012 for our Named Executive Officers—our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers of VMware at the end of fiscal year 2014. The amounts shown in the Stock Awards column do not reflect compensation actually received by the Named Executive Officer, but instead include the aggregate grant date value of awards computed in accordance with generally accepted accounting standards.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Patrick P. Gelsinger	2014		925,000	—	3,819,670	2,423,179	1,322,274	49,497(5)	8,539,620
Chief Executive Officer	2013		850,001	—	9,444,525	2,337,879	1,284,318	75,323	13,992,046
	2012	(6)	286,604	—	13,131,239	—	432,441	105,055	13,955,339
Jonathan C. Chadwick	2014		650,000	—	1,527,791	969,272	646,613	7,372	3,801,048
Chief Financial Officer,	2013		625,000	—	3,305,528	818,243	697,969	8,142	5,454,882
Chief Operating Officer and Executive Vice President	2012	(7)	99,360	155,883	12,641,071	—	—	1,250	12,897,564
Carl M. Eschenbach	2014		712,500	2,300,000	1,833,368	1,163,131	708,288	22,152(8)	6,739,439
President and Chief Operating Officer	2013		693,733	—	7,083,373	1,753,409	774,616	15,715	10,320,846
	2012		661,378	—	18,966,432	—	740,032	21,044	20,388,886
Sanjay Poonen	2014		600,000	—	916,636	581,552	599,850	2,400	2,700,438
Executive Vice President and General Manager, End-User Computing	2013	(9)	245,386	600,000	5,037,323	4,544,271	297,357	—	10,724,337
Rangarajan (Raghu) Raghuram(10)	2014		550,000	—	1,222,213	775,412	551,850	—	3,099,475
Executive Vice	2013		487,466	—	2,833,299	701,344	544,156	—	4,566,265
President and General Manager, Software-Defined Data Center

(1)	Amounts shown represent the grant date fair values of stock awards granted in the fiscal year indicated, which were computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”), without taking into account estimated forfeitures. The amounts disclosed may never be realized. Assumptions used in calculating these amounts are included in the note titled “Stockholders’ Equity” to our audited financial statements included in our Annual Report on Form 10-K for the applicable year.
(2)	This column does not reflect the value of 2014 PSUs awarded in July 2014, because performance goals were not set until March 2015. For more information regarding the 2014 PSUs, please see “Compensation Discussion and Analysis—Compensation Components—Long Term Incentives—Performance Stock Units—2014 Plan.”
(3)	Amounts consist of cash incentive compensation earned for services rendered in the respective fiscal years under our annual cash incentive bonus plan. For more details on the annual cash incentive bonus plan, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus” and “Grants of Plan-Based Awards.”
(4)	The amounts listed in the All Other Compensation column for fiscal 2014 include: (i) matching contributions made under the VMware 401(k) plan of $5,500 for Mr. Chadwick and $5,500 for Mr. Eschenbach, (ii) matching contributions under VMware’s Matching Gift Program, under which employees may contribute to qualified charitable organizations and VMware provides a matching contribution to the charity in an equal amount, of $3,141.59 for Mr. Gelsinger and $3,141.59 for Mr. Eschenbach and (iii) the cost of an annual executive physical, available to all senior executives of VMware, of $1,872 for Mr. Chadwick and $2,400 for Mr. Poonen.

(5)	Amount also includes $25,914 for spousal travel and attendance at a Company sales organization event, $4,335 of allocated operating and rental costs for VMware facilities utilized for community group events hosted by Mr. Gelsinger and $16,107 of expenses for usage of an aircraft owned by EMC, our parent and controlling stockholder. All EMC aircraft use by Named Executive Officers is documented and categorized as business, personal or mixed use depending on the purpose of a flight. The purpose of a flight is determined based upon a review and analysis of flight data, the Named Executive Officer’s itinerary and other relevant information. A flight is categorized as mixed use if it includes both personal and business aspects. Personal use of EMC-owned aircraft is valued based on the aggregate incremental cost to EMC determined on a per flight basis and includes the cost of fuel used, the hourly cost of aircraft maintenance, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include “deadhead” flights (e.g., a return flight on which no passenger was on board); if included, the incremental cost would increase by $18,310 for Mr. Gelsinger. (Deadhead flights are categorized as business or personal based on the purpose of the immediately preceding or following flight leg, as appropriate).
(6)	Because Mr. Gelsinger was elected Chief Executive Officer effective September 1, 2012, the amounts for fiscal year 2012 represent compensation for a partial fiscal year.
(7)	Because Mr. Chadwick was appointed Chief Financial Officer effective November 5, 2012, the amounts for fiscal year 2012 represent compensation for a partial fiscal year.
(8)	Amount includes $13,511 for spousal travel and attendance at a Company sales organization event.
(9)	Because Mr. Poonen joined VMware as Executive Vice President and General Manager, End-User Computing effective August 5, 2013, the amounts for fiscal year 2013 represent compensation for a partial fiscal year.
(10)	Mr. Raghuram was not a Named Executive Officer prior to fiscal year 2013.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan grants to our Named Executive Officers under our Executive Bonus Program during the fiscal year ended December 31, 2014 and stock awards granted to our Named Executive Officers during 2014 under the Incentive Plan. For further information on our non-equity incentive plan grants, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus.” The actual amounts realized in respect of the non-equity plan incentive awards during the 2014 fiscal year are reported in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

Name	Type(1)(2)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Patrick P. Gelsinger	H1 Bonus	02/12/14	293,263	575,025	1,358,497	—	—	—	—
	H2 Bonus	08/14/14	382,500	750,000	1,771,875	—	—	—	—
	RSU Grant	07/24/14	—	—	—	39,537	—	—	3,819,670
	Option Grant	07/24/14	—	—	—	—	87,860	$96.61	2,423,179
Jonathan C. Chadwick	H1 Bonus	02/12/14	159,375	312,500	738,281	—	—	—	—
	H2 Bonus	08/14/14	172,125	337,500	797,344	—	—	—	—
	RSU Grant	07/24/14	—	—	—	15,814	—	—	1,527,791
	Option Grant	07/24/14	—	—	—	—	35,144	$96.61	969,272
Carl M. Eschenbach	H1 Bonus	02/12/14	178,500	350,000	826,875	—	—	—	—
	H2 Bonus	08/14/14	184,875	362,500	856,406	—	—	—	—
	RSU Grant	07/24/14	—	—	—	18,977	—	—	1,833,368
	Option Grant	07/24/14	—	—	—	—	42,173	$96.61	1,163,131
Sanjay Poonen	H1 Bonus	02/12/14	153,000	300,000	708,750	—	—	—	—
	H2 Bonus	08/14/14	153,000	300,000	708,750	—	—	—	—
	RSU Grant	07/24/14	—	—	—	9,488	—	—	916,636
	Option Grant	07/24/14	—	—	—	—	21,086	$96.61	581,552
Rangarajan (Raghu) Raghuram	H1 Bonus	02/12/14	127,500	250,000	590,625	—	—	—	—
	H2 Bonus	08/14/14	153,000	300,000	708,750	—	—	—	—
	RSU Grant	07/24/14	—	—	—	12,651	—	—	1,222,213
	Option Grant	07/24/14	—	—	—	—	28,115	$96.61	775,412

(1)	This table does not reflect the value of 2014 PSUs awarded in July 2014, because performance goals for these awards were not set until March 2015. For more information regarding the 2014 PSUs, please see “Compensation Discussion and Analysis—Compensation Components—Long Term Incentives—Performance Stock Units—2014 Plan.”
(2)	“H1 Bonus” in the above table refers to grants under the Executive Bonus Program for performance between January 1, 2014 and June 30, 2014. “H2 Bonus” in the above table refers to grants under the Executive Bonus Program for performance between July 1, 2014 and December 31, 2014.
(3)	Amounts shown are possible payouts under the Executive Bonus Program. These amounts were based on the individual’s 2014 base salary and position. The program included corporate and individual performance goals with 75% of each Named Executive Officer’s target amount tied to corporate performance goals. Threshold payments were set at 68% of the target amounts and were tied to achievement of corporate financial goals. Accordingly, threshold bonus amounts were 51% of the target amounts for our Named Executive Officers. Maximum payments were set at 236.25% of the target amounts. For more information on the Executive Bonus Program, see “Compensation Discussion and Analysis—Compensation Components—Annual Performance-Based Bonus.”
(4)	This column reflects the grant date fair values of each equity award computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. The fair market values of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers as of December 31, 2014. Except for the EMC awards held by Mr. Gelsinger, the market values for unvested stock awards are calculated based on a market value of $82.52 of our Class A common stock (the closing market price of VMware’s Class A common stock on December 31, 2014) multiplied by the number of shares subject to the award. For the EMC awards held by Mr. Gelsinger, the market values for unvested stock awards are calculated based on a market value of $29.74 per share (the closing market price of EMC’s common stock on December 31, 2014) multiplied by the number of shares subject to the award. For awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Option Awards						Outstanding Stock Awards
									Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Type	Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock Held That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick P. Gelsinger	EMC	10/30/09(1)	500,000	—	16.47	10/30/19	EMC	02/02/11(2)	25,000	743,500	—	—
	EMC	08/03/10(3)	19,200	4,800	20.47	08/03/20	EMC	08/03/11(2)	10,184	302,872	—	—
	EMC	02/02/11(4)	27,000	9,000	20.47	08/03/20	EMC	02/02/12(5)	19,520	580,525	—	—
	EMC	08/03/11(3)	12,323	8,216	25.04	08/03/21	VMW	09/14/12(6)	38,546	3,180,816	—	—
	EMC	02/02/12(7)	14,763	14,762	25.04	08/03/21	VMW	09/14/12(8)	—	—	88,104	7,270,342
	VMW	07/25/13(9)	34,693	57,823	84.04	07/25/20	VMW	07/25/13(10)	26,020	2,147,170	—	—
	VMW	07/24/14(11)	—	87,860	96.61	07/24/21	VMW	08/14/13(12)	—	—	69,387	5,725,815
							VMW	07/24/14(13)	39,537	3,262,593	—	—
Jonathan C. Chadwick	VMW	07/25/13(9)	12,142	20,238	84.04	07/25/20	VMW	12/17/12(6)	44,713	3,689,717	—	—
	VMW	07/24/14(11)	—	35,144	96.61	07/24/21	VMW	12/17/12(8)	—	—	89,424	7,379,268
							VMW	07/25/13(10)	9,108	751,592	—	—
							VMW	08/14/13(12)	—	—	24,285	2,003,998
							VMW	07/24/14(13)	15,814	1,304,971	—	—
Carl M. Eschenbach	VMW	07/25/13(9)	26,019	43,368	84.04	07/25/20	VMW	09/15/11(14)	13,155	1,085,551	—	—
	VMW	07/24/14(11)	—	42,173	96.61	07/24/21	VMW	02/29/12(15)	—	—	67,815	5,596,094
							VMW	04/09/12(14)	18,589	1,533,964	—	—
							VMW	04/09/12(16)	—	—	99,138	8,180,868
							VMW	07/25/13(17)	12,490	1,030,675	—	—
							VMW	08/14/13(12)	—	—	52,040	4,294,341
							VMW	07/24/14(13)	18,977	1,565,982	—	—
Sanjay Poonen	VMW	09/13/13(18)	53,226	117,099	87.63	09/13/20	VMW	09/13/13(14)	33,533	2,767,143	—	—
	VMW	07/24/14(11)	—	21,086	96.61	07/24/21	VMW	09/13/13(19)	—	—	12,774	1,054,110
							VMW	07/24/14(13)	9,488	782,950	—	—
Rangarajan (Raghu) Raghuram	VMW	06/15/09(20)	3,125	—	30.80	06/15/15	VMW	02/29/12(15)	—	—	101,724	8,394,264
	VMW	07/25/13(9)	10,407	17,347	84.04	07/25/20	VMW	07/25/13(10)	7,806	644,151	—	—
	VMW	07/24/14(11)	—	28,115	96.61	07/24/21	VMW	08/14/13(12)	—	—	20,816	1,717,736
							VMW	07/24/14(13)	12,651	1,043,961	—	—

(1)	Option vested over five years on each anniversary of the date of grant.
(2)	RSU vests over four years on each anniversary of the date of grant, subject to continued employment.
(3)	Option vests over five years on each anniversary of the date of grant, subject to continued employment.
(4)	Represents a performance stock option to purchase shares of EMC common stock. Based on 2011 performance by EMC, 36,000 EMC option shares are issuable pursuant to this option. One-quarter of the EMC option shares vested on February 2, 2012, and the remaining shares vest ratably every year until fully vested on February 1, 2015, subject to continued employment.
(5)	Represents a PSU convertible into shares of EMC common stock granted by EMC when Mr. Gelsinger was an EMC employee. Based on 2012 performance by EMC, 58,560 EMC shares are issuable pursuant to this PSU. One-third of the PSUs vested on February 6, 2013, and the remaining Eligible PSUs vest ratably every year thereafter until fully vested on February 1, 2015, subject to continued employment.
(6)	RSU vests over four years, with 37.5% vested on the 18-month anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.

(7)	Represents a performance stock option to purchase shares of EMC common stock. Based on 2012 performance by EMC, 29,525 EMC option shares are issuable pursuant to this option. One-quarter of the EMC option shares vested on February 6, 2013, and the remaining option shares vest ratably every year thereafter until fully vested on February 1, 2016, subject to continued employment.
(8)	Reflects shares that may be issued under a PSU award as of December 31, 2014. Depending upon the degree of VMware’s achievement of financial performance goals for a three-year performance period ending on December 31, 2014, 100% of the PSUs became eligible to vest in February 2015. Based on guidance provided by the SEC, the maximum number of shares issuable, which assumed achievement at 200%, is shown in the table. In February 2015, it was determined that achievement of 100.8% was attained. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(9)	Option vests over four years, with 25% vested on June 1, 2014 and the remaining shares vesting ratably each month thereafter, subject to continued employment.
(10)	RSU vests over four years, with 25% vesting on June 1, 2014 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(11)	Option vests over four years, with 25% vesting on May 1, 2015 and the remaining shares vesting ratably every month thereafter, subject to continued employment.
(12)	Reflects shares that may be issued under a PSU award as of December 31, 2014. The PSU was awarded on July 25, 2013 and performance targets were approved on August 14, 2013. Depending upon the degree of VMware’s achievement of financial performance goals for an 18-month performance period ending on December 31, 2014, 100% of the PSUs will become eligible to vest on January 31, 2016, subject to continued employment. Based on guidance provided by the SEC, the target number of shares issuable is shown in the table. In February 2015, it was determined that achievement of 79% was attained. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(13)	RSU vests over four years, with 25% vesting on May 1, 2015 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(14)	RSU vests over four years, with 25% vesting on the first anniversary of the first day of the month the RSU was granted and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(15)	Reflects shares that may be issued under a PSU award as of December 31, 2014. Depending upon the degree of VMware’s achievement of financial performance goals for a three-year performance period ending on December 31, 2014, 100% of the PSUs became eligible to vest in February 2015. Based on guidance provided by the SEC, the maximum number of shares issuable, which assumed achievement at 300%, is shown in the table. In February 2015 it was determined that achievement of 101.5% was attained. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(16)	Reflects shares that may be issued under a PSU award as of December 31, 2014. 50% of the award was eligible to vest after the end of a performance period beginning January 1, 2012 and ending December 31, 2013 (“Period 1”). In February 2014, it was determined that threshold performance for Period 1 was not achieved. Accordingly, no shares were issuable for Period 1. 50% of the award became eligible to vest after the end of a performance period beginning January 1, 2012 and ending December 31, 2014 (“Period 2”), assuming achievement of specified performance criteria. Based on guidance provided by the SEC, the maximum number of shares issuable for performance during Period 2, which assumed achievement at 200%, is shown in the table. In February 2015, it was determined that achievement of 100.8% was attained. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(17)	RSU vests over three years, with 60% vesting on June 1, 2014 and the remaining shares vesting ratably every six months thereafter, subject to continued employment.
(18)	Option vests over four years, with 25% vesting on the first anniversary of the first day of the month the option was granted and the remaining shares vesting ratably each month thereafter, subject to continued employment.
(19)	Reflects shares that may be issued under a PSU award as of December 31, 2014. Depending upon the degree of VMware’s achievement of financial performance goals for an 18-month performance period ending on December 31, 2014, 100% of the PSUs will become eligible to vest on January 31, 2016, subject to continued employment. Based on guidance provided by the SEC, the target number of shares issuable is shown in the table. In February 2015, it was determined that achievement of 79% was attained. For more information regarding the PSU awards, see “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives.”
(20)	Option vested over four years, with 25% vesting on the first anniversary of the first day of the month the option was granted and the remaining shares vesting ratably each month thereafter.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options and stock awards exercised and vested, respectively, for our Named Executive Officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Patrick P. Gelsinger(3)	—	—	144,861	(4)	7,471,925(5)
Jonathan C. Chadwick	—	—	50,175		4,718,527
Carl M. Eschenbach	—	—	56,556		5,464,905
Sanjay Poonen	—	—	11,177		1,101,829
Rangarajan (Raghu) Raghuram	—	—	41,744		4,314,003

(1)	Amounts represent the difference between the exercise price and the fair market value of the VMware Class A common stock on the date of exercise for each option multiplied by the number of options exercised on each such date. Fair market value has been determined based on the closing price of VMware’s Class A common stock on the NYSE on the exercise date.
(2)	Except for Mr. Gelsinger, amounts represent the fair market value of VMware Class A common stock, on the applicable vesting date, multiplied by the number of shares of restricted stock units vested on each such date. Fair market value is determined based on the closing price of VMware’s common stock on the NYSE on the vesting date. For vesting dates that do not fall on a trading day, fair market value is determined based on the closing price of VMware’s common stock on the trading day immediately preceding the vesting date. Amounts shown do not represent proceeds from sales of shares acquired on vesting of stock awards and do not indicate that shares were actually sold.
(3)	Prior to joining VMware, Mr. Gelsinger was an executive officer at EMC, our parent and controlling stockholder. Mr. Gelsinger continues to vest in equity awards granted by EMC while he is employed by the Company.
(4)	Includes 54,157 VMware RSUs and 90,704 EMC RSUs that vested during the fiscal year ended December 31, 2014.
(5)	Represents the fair market value of VMware and EMC common stock on the applicable vesting date, multiplied by the number of shares of stock that vested on that date.

Pension Benefits

VMware does not provide pension benefits to its Named Executive Officers.

Nonqualified Deferred Compensation

In 2013, VMware adopted a non-qualified deferred compensation program, which became effective January 1, 2014. The program is open to VMware employees at the level of vice-president and above, including our Named Executive Officers. The program allows a participant to voluntarily defer between 5% and 75% of his or her base salary, between 5% and 100% of his or her commissions (if any), and between 5% and 100% of his or her eligible bonus (if any), in each case on a pre-tax basis. VMware may, but does not currently intend to, make matching contributions. A participant can elect for his or her deferrals to be treated as if invested in one or more mutual funds, which mirror those of our 401(k) plan. Amounts deferred by each participant under the program are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the program will then be adjusted based on the performance of the participant’s investment elections. VMware does not provide a guaranteed rate of return on these funds. The program is “unfunded,” and all deferrals are general assets of VMware.

Participants are generally eligible to receive payment of his or her contributions and related earnings at the end of an elected deferral period or six months after a separation of service from VMware on the first business day of the next quarter. A participant can elect to receive his or her payments in a lump sum or annual installments. Individual contributions and related earnings vest completely upon a participant’s disability or death. Participants may make hardship withdrawals under specific circumstances.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers in the Deferred Compensation Plan as of December 31, 2014.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Patrick P. Gelsinger	489,182	2,879	492,061
Jonathan C. Chadwick	—	—	—
Carl M. Eschenbach	—	—	—
Sanjay Poonen	—	—	—
Rangarajan (Raghu) Raghuram	385,925	8,193	394,118

(1)	Represents deferred amounts that are also reported as compensation in the Summary Compensation Table during fiscal year 2014.
(2)	None of the amounts shown in this table are included in the Summary Compensation Table because they are not preferential or above market.
(3)	None of the amounts shown in column have been previously reported in the Summary Compensation Table as compensation for fiscal year 2014 or a prior fiscal year.

Potential Payments upon Termination or Change in Control

The information below describes the compensation and benefits due to each of our Named Executive Officers in the event of termination of employment or a change in control under the circumstances described below. Except as noted below, all unvested stock awards will terminate upon any termination of employment. The vested portions of all stock options generally remain exercisable for a period of three months following the date of termination unless termination is for cause, in which case any unexercised stock options terminate immediately.

Involuntary Termination for Cause

A Named Executive Officer whose employment is terminated for cause is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

Involuntary Termination without Cause or Resignation for Good Reason

Except as provided in individual agreements, a Named Executive Officer whose employment is involuntarily terminated without cause or who terminates his or her employment for good reason is not entitled to any benefits other than those that are paid to all employees upon any termination of employment.

The employment offer letter for Mr. Chadwick provides for the acceleration of vesting of one-half of the unvested RSUs granted to him in connection with his hiring in the event of his involuntary termination by the Company without cause or his termination of employment for good reason within 18 months of his hire date.

The agreement relating to the RSU awarded to Mr. Eschenbach in connection with his promotion to Chief Operating Officer in April 2012 provides for the acceleration of vesting of one-half of the unvested portion of the RSU in the event of his involuntary termination by the Company without cause or his termination of employment for good reason.

Voluntary Termination

A Named Executive Officer who voluntarily terminates employment is not entitled to any compensation or benefits other than those that are paid to all employees upon any termination of employment.

The provision of any additional compensation and benefits would be made at the discretion of the Compensation and Corporate Governance Committee.

Change in Control

In February 2015, VMware adopted a change in control retention plan covering VMware executives. VMware’s Named Executive Officers are entitled to receive the severance benefits described in “Compensation Discussion and Analysis—Compensation Components—Change-in-Control and Post-Termination Compensation” upon termination without “cause,” or following a termination of employment for “good reason” within 12 months following a “change in control” of VMware.

The PSU awards granted to Named Executive Officers provide that the awards will become fully vested if we terminate an officer’s employment other than for cause or the officer terminates his or her employment for good reason within 12 months following a change in control of VMware. Additionally, if a change in control occurs during a performance period, that performance period will terminate immediately prior to consummation of the change in control. For PSUs granted in 2012, the conversion ratio for performance periods terminated due to a change in control would have been determined using a hypothetical revenue growth rate for the full performance period calculated based on the annualized revenue growth rate for the period prior to the change in control. For PSUs granted in 2013, the conversion ratio for performance periods terminated due to a change in control would have been 1.0. The performance periods for all of the PSU awards granted in 2012 and 2013 are now complete.

During 2014, our Named Executive Officers did not have change in control agreements. However, certain of our Named Executive Officers were contractually entitled to compensation or benefits if they were involuntarily terminated other than for cause or terminate their employment for good reason following a change in control of VMware. These contractual agreements were superseded by the change in control retention plan. Each of Mr. Gelsinger’s, Mr. Chadwick’s and Mr. Poonen’s offer letters provided for the acceleration of vesting of the entire unvested portion of the RSUs, and, in the case of Mr. Poonen, stock options, granted to the officer in connection with his hiring in the event of the officer’s involuntary termination by the Company without cause or the officer’s termination of employment for good reason within 12 months following a change in control of VMware. The agreement relating to the RSU awarded to Mr. Eschenbach in April 2012 in connection with his promotion to Chief Operating Officer provided for the acceleration of vesting of the entire unvested portion of the RSU in the event of his involuntary termination by the Company without cause or his termination of employment for good reason following a change in control of VMware.

Death

Upon an employee’s death, the employee’s survivors will continue to receive the employee’s base salary for six months, and we will make a $10,000 contribution to a tax-qualified education fund in respect of each of the deceased employee’s minor children. This benefit is provided to all employees generally. For those employees who hold equity awards granted under the Incentive Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest and all options held by the employee prior to his or her death will remain exercisable for three years thereafter. The awards granted by EMC to Mr. Gelsinger prior to his employment by the Company, which continue to vest by their terms while he is employed by the Company, provide the same benefits.

Disability

Upon termination for disability, for those employees who hold equity awards granted under the Incentive Plan, including our Named Executive Officers, unvested stock options and stock awards will immediately vest, and all options held by an employee prior to his or her termination for disability will remain exercisable for three years thereafter. The awards granted by EMC to Mr. Gelsinger prior to his employment by the Company, which continue to vest by their terms while he is employed by the Company, provide the same benefits.

Retirement

We do not provide any retirement benefits to our Named Executive Officers, other than matching 401(k) plan contributions to the extent that they are provided to all employees who participate in our 401(k) plan. Effective July 2014, the maximum matching contribution available to all employees participating in our 401(k) plan is $1,500 per fiscal quarter.

Potential Payments Table

The following table shows the potential payments and benefits that would have been provided upon termination under each of the scenarios discussed above if such termination had occurred on December 31, 2014. The actual amounts to be paid can only be determined at the time of the termination of employment. Excluded are benefits of equal value provided to all employees, such as payments upon an employee’s death.

	Termination Due to Death or Disability ($)		Without Cause/ Resignation for Good Reason ($)		Certain Terminations Following a Change in Control ($)
	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)(3)	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)(3)	Acceleration of Stock Options(1)	Acceleration of RSUs & PSUs(2)(3)
Patrick P. Gelsinger(4)	235,923	19,578,463	—	—	—	12,541,802
Jonathan C. Chadwick	—	11,439,913	—	1,844,858	—	10,688,320
Carl M. Eschenbach	—	15,466,311	—	766,982	—	13,350,086
Sanjay Poonen	—	4,604,203	—	—	—	4,604,203
Rangarajan (Raghu) Raghuram	—	6,203,936	—	—	—	4,515,824

(1)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($82.52) on the NYSE on December 31, 2014 and the stock option exercise prices.
(2)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock units and PSUs, based on the closing price of our common stock ($82.52) on the NYSE on December 31, 2014.
(3)	This column does not reflect the value of 2014 PSUs awarded in July 2014, because performance goals were not set until March 2015. For more information regarding the 2014 PSUs, please see “Compensation Discussion and Analysis—Compensation Components—Long Term Incentives—Performance Stock Units—2014 Plan.”
(4)	Amounts for Mr. Gelsinger include awards granted by EMC, our parent and controlling stockholder, prior to his employment by the Company, which awards continue to vest by their terms while he is employed by the Company. The aggregate value of the acceleration of vesting of Mr. Gelsinger’s unvested EMC stock options are based on the spread between the closing price of EMC’s common stock ($29.74) on the NYSE on December 31, 2014 and the stock option exercise prices. The aggregate value of the acceleration of vesting of Mr. Gelsinger’s unvested EMC restricted stock units is based on the closing price of EMC’s common stock ($29.74) on the NYSE on December 31, 2014.

Indemnification Agreements and Director and Officer Insurance

Our certificate of incorporation and bylaws generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with our directors and executive officers that will generally provide for mandatory indemnification to the fullest extent permitted by law. In addition, our executive officers and directors are insured under an officers and directors liability insurance policy.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Corporate Governance Committee of VMware, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND CORPORATE GOVERNANCE

COMMITTEE

David N. Strohm, Chair*

Michael W. Brown

Dennis D. Powell

*	In April 2015, Paul Sagan succeeded Mr. Strohm on the Compensation and Corporate Governance Committee and Mr. Powell was appointed to Chair of the Committee.

DIRECTOR COMPENSATION

The Compensation and Corporate Governance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the Board of Directors when appropriate. During 2014, non-employee directors were eligible for the following compensation:

•	an annual retainer fee of $50,000;

•	additional annual compensation of $25,000 for committee chairs;

•	additional annual compensation of $20,000 for committee vice chairs; and

•	additional annual compensation of $15,000 for other committee members.

Additionally, in April 2015, the Board of Directors approved an annual cash retainer of $100,000 for our Lead Director.

We also reimburse our directors for reasonable expenses in connection with performing their duties as directors, such as attendance at Board of Directors and committee meetings.

In addition, during 2014, non-employee directors were eligible to receive the following equity grants:

•	an annual restricted stock unit grant equal to a grant value of $250,000, calculated using a 45-day trailing average, vesting in quarterly installments over one year.

The Compensation and Corporate Governance Committee has adopted stock ownership guidelines for our non-employee directors. Under the guidelines, each non-employee director who receives equity grants from us is required to hold 5,000 shares of our Class A common stock. If a director does not yet meet the holding requirement, the director must hold an amount of shares equal to 50% of the net shares acquired from us as compensation for director services. As of the date of this proxy statement, the holdings of each non-employee director are sufficient to comply with this policy.

We do not provide compensation to Messrs. Tucci and Maritz, for their service on our Board of Directors because they are officers of EMC or a subsidiary of EMC. Accordingly, Messrs. Tucci and Maritz are not, subject to the stock ownership guidelines established for our non-employee directors.

The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2014:

Name	Fees Earned(1)($)	Restricted Stock Unit Awards(2)(3)($)	Total($)
Michael W. Brown	90,000	232,681	322,681
Pamela J. Craig(4)	69,726	232,681	302,407
John R. Egan	75,000	232,681	307,681
Paul A. Maritz	—	—	—
Dennis D. Powell	85,000	232,681	317,681
Paul Sagan	32,466	232,681	282,681
David N. Strohm(5)	94,233	232,681	326,914
Joseph M. Tucci	—	—	—

(1)	Includes annual retainer for service on our Board of Directors and additional amounts, as applicable, for committee membership and service as committee chair.

(2)	Amounts shown represent the grant date fair values computed in accordance with ASC Topic 718 of the restricted stock unit grants in this table, rather than an amount paid to or realized by the director. The fair market value of these awards have been determined based on assumptions set forth in the note titled “Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2015.
(3)	On May 28, 2014, each of Messrs. Brown, Egan, Powell, Sagan and Strohm and Ms. Craig was granted an award of 2,423 RSUs, with a grant date fair value of $232,681, in each case, computed in accordance with ASC Topic 718, as described in Footnote 2 to this table.
(4)	Ms. Craig’s cash earnings include a pro-rated amount for her service as a member of the Audit Committee, which began in September 2014.
(5)	Mr. Strohm’s cash earnings include a pro-rated amount for his service as a member of the Audit Committee through September 2014.

The table below shows the aggregate numbers of unvested VMware stock awards and option awards outstanding for each non-employee director as of December 31, 2014.

Name	Unvested Restricted Stock Unit Awards	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
Michael W. Brown	1,212	18,000	—
Pamela J. Craig	1,212	—	—
John R. Egan	1,212	12,000	—
Paul A. Maritz(1)	—	1,340,006	—
Dennis D. Powell	1,212	1,500	—
Paul Sagan	1,212	—	—
David N. Strohm	1,212	—	—
Joseph M. Tucci	—	—	—

(1)	Mr. Maritz does not receive any cash or equity compensation for his service on the Board of Directors. The vested and unvested equity amounts listed above were received as compensation for his service as VMware’s Chief Executive Officer from July 2008 until August 2012. As an employee of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest, Mr. Maritz continues to vest in equity awards granted by VMware while he is employed by EMC or Pivotal.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

From time to time, we enter into transactions in which “related persons” (as defined in Item 404 of Regulation S-K adopted by the SEC under the federal securities laws) could be deemed to have a direct or indirect material interest. Related persons include our directors and executive officers, their immediate family members and stockholders beneficially owning more than five percent of either class of our common stock. We enter into these transactions in the ordinary course of business in connection with the design, development, marketing, sales and distribution of our products and in the administration and oversight of our business operations.

We have adopted a written policy and procedures for the review, approval and ratification of transactions involving related persons. We recognize that transactions with related persons may present potential or actual conflicts of interest or an appearance of impropriety. Additionally, these transactions must be fair to us in accordance with applicable Delaware corporate law. Accordingly, as a general matter, it is our policy to closely assess and evaluate transactions with related persons. Our policy provides that transactions with related persons are subject to review by our Audit Committee.

The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), in which we or any of our subsidiaries is or will be a participant, in which the amount involved exceeds $120,000 and in which any related person has or may have a direct or indirect material interest. An investor may obtain a written copy of this policy by sending a request to Attention: Legal Department, VMware Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

Additionally, ownership interests of our directors or officers in the common stock of EMC or service as both a director of EMC and VMware, or as a director of VMware and an officer or employee of EMC, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and EMC. In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. Our certificate of incorporation also contains provisions limiting the liability of our directors or officers who are also directors or officers of EMC in the event they learn of a transaction that may be a corporate opportunity for both us and EMC, provided they comply with the provisions set forth in our certificate of incorporation. For more information, see “Transactions with Related Persons—Our Relationship with EMC Corporation.”

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with EMC Corporation

Prior to our IPO in August 2007, we operated as a wholly owned subsidiary of EMC. EMC continues to be our majority stockholder, and we are considered a “controlled company” under the NYSE Rules. EMC has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required in order to authorize a number of significant actions.

As described in “Our Board of Directors and Nominees,” two members of our Board of Directors are executive officers of EMC or EMC subsidiaries. The Chairman of our Board, Joseph M. Tucci, is the Chairman and Chief Executive Officer of EMC and Paul M. Maritz is Chief Executive Officer of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest.

All references to EMC in Transactions with Related Persons is to EMC and its consolidated subsidiaries (including Pivotal and VCE Company LLC from the date EMC acquired its controlling interest in VCE).

Overview

We operated as a wholly owned subsidiary of EMC from January 2004 to August 17, 2007, the closing date of our IPO. Subsequent to our IPO, we continue to be a majority owned and controlled subsidiary of EMC, our results of operations and financial position are consolidated with EMC’s financial statements, we continue to receive various administrative services from EMC, we have entered into agreements regarding EMC’s and our intellectual property and real estate, we and EMC sell goods and services as vendors to one another, EMC resells our products to third party customers and we and EMC resell each other’s services to third party customers. Additionally, in geographic areas where we have not established our own subsidiaries, we contract with EMC subsidiaries for support services and EMC employees who are managed by our personnel have provided services on our behalf. As described further below, our relationship with EMC includes the following aspects:

•	EMC is our controlling stockholder and, as such, has certain rights under our charter documents.

•	A master transaction agreement entered into with EMC in conjunction with our IPO, together with ancillary agreements, governs many aspects of our post-IPO business relationship with EMC.

•	We contract for certain services from EMC subsidiaries in geographic regions where we do not have legal entities established.

•	We transact ongoing business with EMC pursuant to certain ordinary course agreements, including agreements to collaborate on technology projects.

•

From time to time, we engage in transactions with EMC to effect the sale or transfer of business assets and we have also invested alongside EMC in certain private company equity financing and joint ventures.

As reported in our 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015, VMware and EMC engaged in the following transactions during 2014:

•	We incurred expenses of $137 million for costs incurred by EMC for our direct benefit, such as salaries, benefits, travel and rent. These costs include an estimated arm’s-length mark-up.

•

We recorded $24.0 million of interest expense related to promissory notes with EMC. The notes bear interest, payable quarterly in arrears, at the annual rate of 1.75%. For more information see, “Notes Payable to EMC” below.

•

We paid $150 million in income taxes to EMC for our portion of EMC’s consolidated federal income taxes, pursuant to our tax sharing agreement with EMC. The difference between income taxes calculated on a separate return basis and income taxes calculated within EMC’s consolidated, combined and unitary returns is presented as a component of our stockholders’ equity. The amount presented as a component of our stockholders’ equity from the tax sharing arrangement was recorded as a decrease in stockholders’ equity of $12 million. For more information, see “Tax Sharing Agreement” below.

•	We recognized professional service revenue of $85 million for services that we provided to EMC customers.

•	We recognized revenue from products and services purchased by EMC for its internal use of $21 million.

•	We purchased $71 million of products and services from EMC.

•

We recognized agency fee revenues of $5 million pursuant to an ongoing distribution agreement where VMware acts as the selling agent for certain products and services of EMC in exchange for a customary fee.

•

Pursuant to a reseller arrangement with EMC, EMC bundles our products and services with EMC’s products and sells them to end users. In 2014, we recognized revenues of $205 million from products and services sold pursuant to our reseller arrangement with EMC.

•	Cash proceeds from the exercise of EMC options held by VMware employees paid to EMC were $8 million.

•

We incurred expenses of $12 million for services and support provided to us by EMC related to collaborative technology projects. Included in this amount are support and development collaboration expenses related to a technology licensing arrangement that was modified in 2013. Pursuant to the modification, VMware received certain rights to developed technology for a lump-sum payment of $26 million, which was included on our consolidated balance sheets as of December 31, 2013. The license of technology was accounted for as a transaction by entities under common control. Accordingly, an intangible asset of $2 million was recognized and was derived by allocating the value ascribed to the licensed technology based upon the relative fair market values of the technology to each party. The difference between the asset recorded and the consideration due was primarily recognized as a reduction in capital from EMC on the statements of stockholders’ equity.

•

Effective September 1, 2012, Patrick P. Gelsinger succeeded Paul M. Maritz as Chief Executive Officer of VMware. Prior to joining VMware, Mr. Gelsinger was the President and Chief Operating Officer of EMC Information Infrastructure Products. Mr. Maritz remains a board member of VMware and currently serves as Chief Executive Officer of Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest, and is an executive officer of EMC. Both Mr. Maritz and Mr. Gelsinger retain certain of their respective equity awards that they held as of September 1, 2012, and Mr. Gelsinger continues to vest in certain of his EMC awards. Stock-based compensation related to Mr. Gelsinger’s EMC awards are being recognized in VMware’s consolidated statements of income over the awards’ remaining requisite service periods. Since September 1, 2012, stock-based compensation costs related to Mr. Maritz’s VMware awards have been charged to EMC and have not been recognized by VMware.

•

VMware provided transition services to Pivotal, a majority-owned subsidiary of EMC in which VMware has an ownership interest, of $2 million. During 2013, VMware and EMC contributed assets and employees to Pivotal. For more information, see “Co-Investments with EMC—Joint Contribution of Assets with EMC into Pivotal” below.

EMC as our Controlling Stockholder

As of the close of business on the Record Date, EMC owned approximately 80.6% of our common stock (approximately 34.3% of our Class A common stock and 100% of our Class B common stock) and controlled approximately 97.4% of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

Certain of EMC’s rights as our majority stockholder arise from being the sole holder of our Class B common stock, which has certain voting rights greater than the voting rights of our Class A common stock. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock on all matters except for the election of our Group II directors, in which case they are entitled to one vote per share, whereas holders of our Class A common stock are entitled to one vote per share of Class A common stock in all cases.

The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our Board of Directors that we would have if there were no vacancies on our Board of Directors at the time. These are our Group I directors. The holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director—our Group II director(s). Accordingly, the holders of our Class B common stock currently are entitled to elect 8 of our 9 directors. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Code, or in transfers following such a distribution), those shares will automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our Board of Directors.

Our certificate of incorporation also contains provisions that require that as long as EMC beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to our employee benefit plans;

•	establish the aggregate annual amount of shares we may issue in equity awards;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; or

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes (the “Consolidated Group”), and beneficial ownership of at least 80% of the total voting power is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. We have been included in EMC’s consolidated group for U.S. federal income tax purposes. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50% of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off.

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other. It is also contemplated that officers and directors of EMC may also serve as officers and directors of VMware and vice versa.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us, and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

•

where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

•

where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC. For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in-interest. The vote of at least 80% of the votes entitled to be cast are required to amend, alter, change or repeal these corporate opportunity provisions.

Notes Payable to EMC

In connection with our acquisition of AirWatch, we and EMC entered into a note exchange agreement on January 21, 2014 providing for the issuance of three promissory notes in the aggregate principal amount of $1.5 billion. The total debt of $1.5 billion includes $450 million that was exchanged for the $450 million promissory note issued to EMC in April 2007, as amended and restated in June 2011. The three notes have the following maturity dates, at which time any remaining outstanding principal is due: $680 million due May 1, 2018, $550 million due May 1, 2020 and $270 million due December 1, 2022. The notes bear interest, payable quarterly in arrears, at the annual rate of 1.75%. VMware may repay the notes, without penalty or premium, at any time.

Master Transaction Agreement and Ancillary Agreements

At the time of our IPO, we and EMC entered into certain agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master transaction agreement;

•	an administrative services agreement;

•	a tax sharing agreement;

•	an insurance matters agreement;

•	an intellectual property agreement; and

•	real estate agreements.

The agreements summarized below were filed as exhibits to the registration statement relating to our IPO. You are encouraged to read the full text of these material agreements. We entered into these agreements with EMC in the context of our relationship with EMC as our parent and controlling stockholder. The prices and other terms of these agreements were designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least 20% of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to confidential information and indemnification by us and EMC will survive indefinitely.

Registration Rights. Pursuant to the master transaction agreement, at the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held or subsequently acquired by EMC for public sale under the 1933 Securities Act, as amended (the “Securities Act”). EMC may request up to two registrations in any calendar year. We also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions. Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure, and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option. Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock at fair market value as determined in accordance with the agreement in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following our IPO. This option may not be exercised by EMC in connection with any issuance by us of any shares pursuant to any stock option or other executive or employee compensation plan, except where such issuance would cause EMC’s percentage ownership of common stock to fall below 80.1%.

Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including those set forth above as requiring approval under our certificate of incorporation.

Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to the general indemnification obligations described above relating to the current and historical VMware and EMC businesses and operations, we and EMC have agreed to cross-indemnify each other against liabilities arising from any misstatements or omissions in one another’s SEC filings and from information each of us provides to the other specifically for inclusion in the other party’s annual or quarterly reports, but only to the extent that the information pertains to the party providing the information or its business or to the extent the party filing the SEC report provides the party supplying the information with prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of the party filing the report.

Accounting Matters; Legal Policies. Under the master transaction agreement, we agreed to use our reasonable best efforts to use the same independent auditors selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with GAAP consistently applied). We also agreed to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Additionally, for as long as EMC is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all EMC policies and directives identified by EMC as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by EMC.

Administrative Services Agreement

Under the administrative services agreement, EMC may provide us with services and resources, including tax, accounting, treasury, legal and human resources services. For such time as the administrative services agreement is in effect, EMC and VMware may agree on additional services to be included in the administrative services agreement. Under the agreement, EMC provides services to VMware with substantially the same degree of skill and care as such services are performed within EMC. In exchange for services rendered, we pay fees to EMC based on the number and total cost of the EMC employees required to provide services, or as may otherwise be agreed.

Following expiration of the initial term of the administrative services agreement on September 30, 2007, the administrative services agreement extends automatically for additional three-month terms unless terminated by one of the parties. VMware has the right to terminate any of the services provided by EMC under the administrative services agreement at any time upon 30 day prior written notice of termination to EMC.

Pursuant to the administrative services agreement, VMware is responsible for, and will indemnify EMC with respect to, VMWare’s losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of EMC. Since December 31, 2008, we have provided most of the services subject to the administrative services agreement for ourselves. However, the agreement has not been terminated and remains in effect.

Tax Sharing Agreement

We have been included in the Consolidated Group as well as in certain consolidated, combined or unitary groups that include EMC or certain of its subsidiaries, or both (a “Combined Group”), for state and local income tax purposes. We entered into a new tax sharing agreement that became effective upon consummation of our IPO. Pursuant to the tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. EMC prepares pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries. During the first quarter of 2011, we amended the tax sharing agreement to provide that intercompany payments due to one another under the tax sharing agreement would be made on a quarterly, rather than annual, basis.

EMC is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.

We are included in the Consolidated Group for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock. EMC, during any part of a consolidated return year, is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) our business and operations, of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and EMC, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

Our and EMC’s respective rights, responsibilities and obligations with respect to any possible spin-off of our stock to EMC stockholders are set forth in the tax sharing agreement. If EMC were to decide to pursue a possible spin-off, we have agreed to cooperate with EMC and to take any and all actions reasonably requested by EMC in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude EMC’s ability to undertake a tax-free spin-off. In the event EMC completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or EMC.

Insurance Matters Agreement

We also entered into an insurance matters agreement with EMC in conjunction with our IPO. Pursuant to the insurance matters agreement, EMC maintains insurance policies covering, and for the benefit of, us and our directors, officers and employees. The insurance policies maintained by EMC under the insurance matters agreement are comparable to those maintained by EMC and covering us prior to our IPO. Except to the extent that EMC allocates a portion of its insurance costs to us, we must reimburse EMC, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that EMC may incur in connection with the insurance coverage EMC maintains for us. We are responsible for any action against VMware in connection with EMC’s maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the breach by EMC of the insurance matters agreement or the related insurance policies, or the gross negligence, bad faith or willful misconduct of EMC in connection with the insurance matters agreement or the related insurance policies.

The term of the insurance matters agreement will expire on a date which is 45 days after the date upon which EMC owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock. We may also unilaterally terminate this agreement upon convenience but are required to have replacement insurance in place at the time we choose to do so.

Intellectual Property Agreement

The terms of the intellectual property agreement formalize the relationship between us and EMC with respect to our use of certain EMC source code and associated intellectual property rights, as well as EMC’s use of certain VMware source code and associated intellectual property rights.

Under the terms of the intellectual property agreement, we and EMC fully release one another from claims resulting from any acts of infringement that might have occurred prior to the date our IPO was completed. Going forward, EMC will provide to us license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support our existing products, as well as any updates, upgrades and future versions of those products, and the implementation of interoperability between future VMware products and EMC products. These rights exclude our ability to use EMC’s intellectual property to create certain types of products.

We, in turn, will provide to EMC license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support EMC’s existing products, any updates, upgrades and future versions of those products, as well as EMC’s future products. These rights exclude the ability of EMC to use our intellectual property to create certain types of products. The scope of the patent rights we provide to EMC and the scope of products with which EMC may use our intellectual property rights will be initially narrowed at such time as EMC no longer owns 50% of our common stock, and further narrowed at such time as EMC no longer owns 20% of our common stock. The scope of products with which EMC may use our intellectual property rights will also be narrowed if there is a change in control of EMC at such time as EMC no longer owns 50% of our common stock. EMC will indemnify us for any losses arising out of any use by EMC of the intellectual property rights we provide to EMC under the intellectual property agreement, and we will indemnify EMC for any losses arising out of any use by us of the intellectual property rights EMC provides to us under the intellectual property agreement.

Real Estate Agreements

We entered into a real estate license agreement with EMC in conjunction with our IPO. The real estate license agreement governs the terms under which we may use the space we share, and will continue to share, with EMC at certain properties that EMC or VMware currently leases. The real estate license agreement did not materially change other arrangements we have with EMC related to shared space or the amounts we are charged for use of such space.

Stock-Based Compensation

VMware employees who continued to hold EMC stock options following our IPO continue to have their existing grants governed under EMC’s stock plans. Additionally, when employees transfer from EMC to VMware with outstanding EMC options and restricted stock awards at the date of transfer, the employees retain their EMC grants which continue to be governed under the EMC stock plan and vest during the employment at VMware. As of December 31, 2014, stock options for approximately 1.271 million shares of EMC stock (of which approximately 1.228 million were exercisable) and unvested restricted stock and restricted stock unit awards for approximately 431,877 shares of EMC stock were held by VMware employees.

Support from EMC Subsidiaries in Certain Geographic Regions

Prior to our IPO, we entered into several agreements with EMC with respect to international marketing, call center support, and research and development services. EMC has continued to provide these services to us following our IPO pursuant to these agreements and similar subsequent arrangements. We have also entered into various geographically-specific marketing services agreements and other arrangements with certain of EMC’s subsidiaries. The terms of these agreements are substantially similar, and, under such agreements, the local EMC subsidiaries have agreed to provide us, upon our request, with services that include promoting our products, developing our customer base and acting as a liaison to certain customers. Under the provisions of the agreements, we are charged by such EMC subsidiaries for performing services under these agreements. The agreements are effective until terminated by either party upon 30 day written notice.

In certain geographic regions where we do not have an established legal entity, we contract with EMC subsidiaries for support services and EMC personnel who are managed by us. The costs incurred by EMC on our behalf related to these employees are passed on to us and we are charged a mark-up intended to approximate costs that would have been charged had we contracted for such services with an unrelated third party. These costs are included as expenses in our consolidated statements of income and primarily include salaries, benefits, travel and rent. EMC also incurs certain administrative costs on our behalf in the U.S. that are recorded as expenses in our consolidated statements of income. In 2014, VMware incurred $137 million for costs associated with EMC subsidiary support and administrative costs.

Ongoing and Ordinary Course of Business Agreements

In 2014, we recognized revenue from various software licensing and support agreements with EMC covering the purchase of VMware products and services by EMC for its internal use. We also recognized professional service revenue for services VMware provided to EMC customers, revenue for products and services VMware sold pursuant to a reseller agreement with EMC, agency fee revenues pursuant to an ongoing distribution agreement with EMC and reimbursement for transition services VMware provided to Pivotal, an

EMC subsidiary. Additionally, during 2014, pursuant to reseller arrangements between VMware and EMC, EMC entered into agreements with third party customers for their purchase of VMware products and professional services with an aggregate value of approximately $287 million.

VMware incurred expenses of approximately $71 million for the purchase and lease of products and purchase of services for internal use from EMC, which includes approximately $1 million incurred for joint marketing and branding efforts.

From time to time, we also enter into various licensing, technology and marketing agreements with EMC relating primarily to furthering the interoperability of our respective technologies. These agreements provide for deployment of internal resources of both companies. In 2014, we incurred expenses of $12 million for VMware’s portion of expenses related to collaborative technology projects.

Information about VMware’s revenues and receipts and unearned revenues from such arrangements with EMC for the years ended December 31, 2014 and 2013 consisted of the following (table in millions):

	Revenues and Receipts from EMC		Unearned Revenues from EMC
	For the Year Ended December 31,		As of December 31,
	2014	2013	2014	2013
Reseller revenues	$205	$141	$290	$188
Professional services revenues	85	72	9	12
Internal-use revenues	21	32	18	20
Collaborative technology project receipts	—	7	n/a	n/a
Agency fee revenues	5	5	—	—
Reimbursement for transition services	2	12	n/a	n/a

Co-Investments with EMC

From time to time, we engage in transactions with EMC to effect the sale or transfer of business assets and we have also invested alongside EMC in certain private company equity financing and joint ventures.

Joint Contribution of Assets with EMC to Pivotal

During 2013, VMware transferred certain assets and liabilities to Pivotal. VMware contributed certain assets, including intellectual property, to Pivotal, and Pivotal assumed substantially all liabilities, related to certain of VMware’s Cloud Application Platform products and services, including VMware’s Cloud Foundry, VMware vFabric (including Spring and GemFire) and Cetas organizations, except for certain tangible assets related to Cloud Foundry. During the year ended December 31, 2013, VMware transferred approximately 415 VMware employees to Pivotal.

As of December 31, 2014, VMware’s ownership interest in Pivotal was 28% as a result of investments made by a third-party strategic investor.

In addition, we and Pivotal entered into an agreement pursuant to which we will act as the selling agent for products and services VMware contributed to Pivotal in exchange for a fee. We also agreed to provide various transition services to Pivotal.

Ongoing Business with Joint Venture of EMC

During 2014, we participated in a recapitalization of VCE Company, LLC, an entity initially formed in 2009 as a joint venture between EMC and Cisco, and in which we have a minority interest. Pursuant to the recapitalization, EMC became the majority equity holder in VCE. VMware was repaid $1.5 million of the outstanding indebtedness of $6.5 million owed to VMware by VCE and the remaining debt owed to VMware was cancelled together with accrued interest of $1.4 million. VMware’s equity interest was reduced and exchanged for non-voting, subordinated membership units representing a 3% ownership stake in VCE. These membership units may be repurchased by EMC for a predefined amount beginning in December 2015. We have in the past done business, and expect to continue to do business, with VCE, on a regular, arm’s-length basis, on the same or similar terms as would be negotiated with unrelated third parties. All such transactions with VCE were in the ordinary course of business on the same or similar terms as would be negotiated with unrelated third parties.

Other Transactions with Related Persons

A son-in-law of Joseph M. Tucci, the Chairman of our Board of Directors, was employed by VMware as a Division Vice President, Sales during a portion of 2014. He earned approximately $346,000 (including salary, commission and bonus), which was commensurate with his level of experience and other employees having similar responsibilities. Additionally, in 2014, Mr. Tucci’s son-in-law also received equity awards for 3,246 restricted stock units and 2,705 stock options, subject to vesting over four years.

Prior to joining VMware, Mr. Tucci’s son-in-law was also an employee of EMC. Pursuant to the Employee Benefits Agreement between VMware and EMC discussed above, employees who transfer to VMware from EMC continue to vest in awards previously granted under EMC’s stock plans. Accordingly, in lieu of receiving a new hire grant from VMware, Mr. Tucci’s son-in-law continued to vest in awards previously granted to him at EMC.

Upon Mr. Tucci’s son-in-law’s departure from VMware, his unvested EMC and VMware restricted stock units and stock options were forfeited.

From time to time, we may purchase or sell goods and services in the ordinary course of business with financial institutions that beneficially own 5% or more of our Class A common stock. We have in the past done business, and expect to continue to do business, with entities affiliated with Prudential Financial, a financial institution that reported in public filings that they beneficially owned 5% or more of our Class A common stock during all or a portion of 2014, on a regular, arms-length basis, on the same or similar terms as would be negotiated with unrelated third parties.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that VMware specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with VMware’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of VMware contained in VMware’s Annual Report on Form 10-K for the 2014 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AS No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from VMware.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in VMware’s Annual Report on Form 10-K for its 2014 fiscal year for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Michael W. Brown, Chair

Dennis D. Powell, Vice Chair

Pamela J. Craig

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires VMware’s executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of these forms and written representations from the officers and directors received by us, we believe that during the fiscal year ended December 31, 2014, all filing requirements were complied with in a timely fashion.

10-K REPORT

A copy of VMware’s Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for VMware’s most recently completed fiscal year, may be found on the investor relations page of our website at http://ir.vmware.com. In addition, VMware will provide each beneficial owner of its securities with a copy of the Annual Report on Form 10-K without charge, upon the written request of any such person. Such requests should be sent to the Investor Relations Department, VMware, Inc., 3401 Hillview Avenue, Palo Alto, California 94304.

By order of the Board of Directors

/s/ S. Dawn Smith
S. DAWN SMITH
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Palo Alto, California

April 15, 2015

Appendix A: Reconciliation of GAAP to Non-GAAP Data

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN

For the Year Ended December 31, 2014

(amounts in millions)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	Certain Litigation and Other Contingencies	Non-GAAP, as adjusted(1)
Operating expenses:
Cost of license revenues	$192	(2)	—	(107)	—	—	—	$83
Cost of services revenues	$725	(42)	(1)	(3)	—	—	—	$679
Research and development	$1,239	(244)	(4)	—	—	—	—	$991
Sales and marketing	$2,141	(172)	(5)	(24)	—	—	—	$1,940
General and administrative	$695	(69)	(1)	(2)	—	(149)	(11)	$463
Realignment charges	$16	—	—	—	(16)	—	—	$—
Operating income	$1,027	529	11	136	16	149	11	$1,879
Operating margin(1)	17.0%	8.8%	0.2%	2.3%	0.3%	2.5%	0.2%	31.1%

(1)	Totals may not sum, due to rounding. Operating margin is calculated based upon the respective underlying, non-rounded data.

A-1

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP OPERATING MARGIN

For the Year Ended December 31, 2013

(amounts in millions)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Realignment Charges	Acquisition and Other Related Items	Capitalized Software Development Costs(1)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$210	(2)	—	(90)	—	—	(34)	$84
Cost of services revenues	$520	(29)	(1)	(2)	—	—	—	$488
Research and development	$1,082	(227)	(4)	(4)	—	—	—	$847
Sales and marketing	$1,815	(144)	(3)	(7)	—	—	—	$1,661
General and administrative	$419	(56)	(2)	—	—	(5)	—	$356
Realignment charges	$68	—	—	—	(68)	—	—	$—
Operating income	$1,093	458	10	103	68	5	34	$1,771
Operating margin(2)	21.0%	8.8%	0.2%	2.0%	1.3%	—	0.7%	34.0%

(1)	For the year ended December 31, 2013, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $34.
(2)	Operating margin is calculated based upon the respective underlying, non-rounded data.

A-2

Appendix B

Recommended for VMware stockholder approval at May 27, 2015 Annual Meeting

VMWARE, INC.

AMENDED AND RESTATED 2007 EQUITY AND INCENTIVE PLAN

1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

The purpose of the VMware, Inc. 2007 Equity and Incentive Plan is to attract, motivate and retain employees and independent contractors of the Company and any Subsidiary and Affiliate and non-employee directors of the Company, any Subsidiary or any Affiliate. The Plan is also designed to encourage stock ownership by such persons, thereby aligning their interest with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code. Pursuant to the provisions hereof, there may be granted Options (including “incentive stock options” and “non-qualified stock options”), and Other Stock-Based Awards, including but not limited to Restricted Stock, Restricted Stock Units, Stock Appreciation Rights (payable in shares) and Other Cash-Based Awards.

The 2007 Equity and Incentive Plan will become effective as of the date of the adoption by the Board.

2. DEFINITIONS. For purposes of the Plan, the following terms are defined as set forth below:

(a) “Adoption Date” means the date that the Plan was adopted by the Board.

(b) “Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(c) “Award” means individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards or Other Cash-Based Awards.

(d) “Award Terms” means any written agreement, contract, notice or other instrument or document evidencing an Award.

(e) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” of the Company means and includes any of the following occurrences:

(i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes a Beneficial Owner in connection with subsection (ii) below. For the avoidance of doubt, any change in the Persons who are the direct or indirect Beneficial Owners of the securities of Parent will not be deemed to constitute a change in the direct or indirect Beneficial Owners of the Company for purposes of this subsection (i);

(ii) There is consummated a merger or consolidation of the Company with any other corporation or similar entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger of consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(iii) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than, following a “355 Distribution” (as defined below), a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

(iv) The individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(v) Parent becomes the Beneficial Owner of 90% or more of each class of the Company’s then-outstanding capital stock through a transaction or series of transactions, including without limitation, a tender for shares or otherwise, and regardless of whether the transaction or series of transactions has been fully consummated at such time.

Any other provision of this definition notwithstanding, the term Change in Control will not be deemed to have occurred by virtue of Parent’s distribution or transfer of the Company’s shares in a transaction intended to qualify as a tax-free distribution or transfer under Code Section 355 (“355 Distribution”).

(h) “Cause” has the meaning set forth in the Grantee’s employment or other agreement with the Company, any Subsidiary or any Affiliate, if any, provided that if the Grantee is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause has the meaning set forth below:

(i) willful neglect, failure or refusal by the Participant to perform his or her employment duties (except resulting from the Participant’s incapacity due to illness) as reasonably directed by his or her employer;

(ii) willful misconduct by the Participant in the performance of his or her employment duties;

(iii) the Participant’s indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

(iv) the Participant’s commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company and its Affiliates and Subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property.

provided, however, that the Award Terms may include a definition of Cause that modifies or supersedes this definition.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j) “Committee” means the Compensation Committee of the Board. Unless other determined by the Board, the Committee will be comprised solely of directors who are (a) “non-employee directors” under Rule 16b-3 of the Exchange Act, (b) “outside directors” under Section 162(m) of the Code and (c) who otherwise meet the definition of “independent directors” pursuant to the applicable requirements of any national stock exchange upon which the Stock is listed. Any director appointed to the Committee who does not meet the foregoing requirements should recuse himself or herself form all determinations pertaining to Rule 16b-3 of the Exchange Act and Section 162(m) of the Code.

(k) “Company” means VMware, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(l) “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(n) “Exchange Offer” means the offer by the Company to exchange awards issued under the Plan for awards of or with respect to the common stock of Parent held by certain employees of the Company and its Subsidiaries, as set forth in more detail in the Offer to Exchange expected to be filed by the Company and Parent.

(o) “Fair Market Value” means the closing sales price per share of Stock on the principal securities exchange on which the Stock is traded (i) on the date of grant or (ii) on such other date on which the fair market value of Stock is required to be calculated pursuant to the terms of an Award, provided that if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; if the Stock is not listed for trading on a national securities exchange, the fair market value of Stock will be determined in good faith by the Board.

(p) “Grantee” means a person who, as an employee or independent contractor of or non-employee director with respect to the Company, a Subsidiary or an Affiliate, has been granted an Award under the Plan.

(q) “Incumbent Board” means the members of the Board as of February 25, 2015. Notwithstanding the preceding sentence, any individual who becomes a member of the Board after such effective date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such member were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(r) “ISO” means any Option designated as and intended to be and which qualifies as an incentive stock option within the meaning of Section 422 of the Code.

(s) “NQSO” means any Option that is designated as a nonqualified stock option or which does not qualify as an ISO.

(t) “Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(u) “Other Cash-Based Award” means a cash-based Award granted to a Grantee under Section 6(b)(iv) hereof, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(v) “Other Stock-Based Award” means an Award granted to a Grantee pursuant to Section 6(b)(iv) hereof, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms and conditions as permitted under the Plan.

(w) “Parent” means EMC Corporation, a Massachusetts corporation.

(x) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of, subset or component of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee; provided that, to the extent an Award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Committee has the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(y) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding (i) the Company or Parent, any of their respective subsidiaries or any employee benefit plan sponsored or maintained by the Company, Parent or any of their respective subsidiaries (including any trustee or other fiduciary of any such plan), (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, provided, however, that the exclusion from this definition of Parent, its subsidiaries or employee benefits plans sponsored by Parent, as set forth in subclause (i), will no longer apply and will not be reinstated once Parent is no longer the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

(z) “Plan” means this VMware, Inc. 2007 Equity and Incentive Plan, as amended from time to time.

(aa) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(ii) that is subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iii) of the Plan to receive shares of Stock subject to certain restrictions and to a risk of forfeiture.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(dd) “Stock” means shares of Class A common stock, par value $0.01 per share, of the Company.

(ee) “Stock Appreciation Right” means an Award that entitles a Grantee upon exercise to the excess of the Fair Market Value of the Stock underlying the Award over the base price established in respect of such Stock.

(ff) “Subsidiary” means any entity in an unbroken chain of entities beginning with the Company if, at the time of granting of an Award, each of the entities (other than the last entity in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other entities in the chain.

3. ADMINISTRATION.

(a) The Plan will be administered by the Committee or, at the discretion of the Board, the Board. In the event the Board is the administrator of the Plan, references herein to the Committee will be deemed to include the Board. The Board may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused. Subject to applicable law, the Board or the Committee may delegate to a sub-committee or individual the ability to grant Awards to employees who are not subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company at the time any such delegated authority is exercised.

(b) The decision of the Committee as to all questions of interpretation and application of the Plan will be final, binding and conclusive on all persons. The Committee has the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the power and authority either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including without limitation, the authority to grant Awards, to determine the persons to whom and the time or times at which Awards will be granted, to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; to determine Performance Goals no later than such time as is required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, accelerated (including upon a “change in control”), exchanged, or surrendered; to make adjustments in the terms and conditions (including Performance Goals) applicable to Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Terms (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Terms granted hereunder in the manner and to the extent it deems expedient to carry the Plan into effect and will be the sole and final judge of such expediency. No Committee member will be liable for any action or determination made with respect to the Plan or any Award.

4. ELIGIBILITY.

(a) Awards may be granted to officers, employees, independent contractors and non-employee directors of the Company or of any of the Subsidiaries and Affiliates; provided, that (i) ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any of its “related corporations” (as defined in the applicable regulations promulgated under the Code) and (ii) Awards may be granted only to eligible persons who are not employed by the Company or a Subsidiary if such persons perform substantial services for the Company or a Subsidiary.

(b) No ISO may be granted to any employee of the Company or any of its Subsidiaries if such employee owns, immediately prior to the grant of the ISO, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or Parent or a Subsidiary, unless the purchase price for the stock under such ISO is at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, will not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code will control.

(c) No Award, except for Restricted Stock, may be granted to any employee or independent contractor who is subject to Section 409A of the Code if such person is an employee or independent contractor of an Affiliate that is not a Subsidiary, unless such Award conforms to the requirements of Section 409A.

5. STOCK SUBJECT TO THE PLAN.

(a) The maximum number of shares of Stock reserved for the grant or settlement of Awards under the Plan (the “Share Limit”) is 121,550,000, subject to adjustment as provided herein, not including shares of stock added to the Share Limit pursuant to Section 5(b). The aggregate number of shares of Stock made subject to Awards granted during any fiscal year to any single individual may not exceed 3,000,000. Such shares may, in whole or in part, be authorized but unissued shares or shares that have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award (other than Awards substituted or assumed pursuant to Section 5(b) herein) are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of stock with respect to such Award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

(b) The Company may substitute or assume equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies. The number of shares of Stock reserved pursuant to Section 5 will be increased by the corresponding number of equity awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to equity awards before and after the substitution.

(c) Except as provided in an Award Term or as otherwise provided in the Plan, in the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, recapitalization, combination, repurchase, or share exchange, or other similar corporate transaction or event, the Committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards or the total number of Awards issuable under the Plan, (ii) the number and kind of shares of Stock or other property issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award, (iv) the Performance Goals and (v) the individual limitations applicable to Awards; provided that, with respect to ISOs, any adjustment will be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder, and provided further that no such adjustment will cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

6. SPECIFIC TERMS OF AWARDS.

(a) General. Subject to the terms of the Plan and any applicable Award Terms, (i) the term of each Award will be for such period as may be determined by the Committee, and (ii) payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee determines at the date of grant or thereafter, including, without limitation, cash, Stock or other property, and may be made in a single payment or transfer, in installments, or, subject to the requirements of Section 409A of the Code on a deferred basis.

(b) Awards. The Committee is authorized to grant to Grantees the following Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee will determine the terms and conditions of such Awards, consistent with the terms of the Plan.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A) The Award Terms evidencing the grant of an Option under the Plan will designate the Option as an ISO or an NQSO.

(B) The exercise price per share of Stock purchasable under an Option will be determined by the Committee, but in no event may the exercise price of an Option per share of Stock be less than the Fair Market Value of a share of Stock as of the date of grant of such Option. The purchase price of Stock as to which an Option is exercised must be paid in full at the time of exercise; payment may be made in cash, which may be paid by check, or other instrument acceptable to the Company, or, with the consent of the Committee, in shares of Stock, valued at the Fair Market Value on the date of exercise (including shares of Stock that otherwise would be distributed to the Grantee upon exercise of the Option), or if there were no sales on such date, on the next preceding day on which there were sales or (if permitted by the Committee and subject to such terms and conditions as it may determine) by surrender of outstanding Awards under the Plan, or the Committee may permit such payment of exercise price by any other method it deems satisfactory in its discretion. In addition, subject to applicable law and pursuant to procedures approved by the Committee, payment of the exercise price may be made pursuant to a broker-assisted cashless exercise procedure. Any amount necessary to satisfy applicable federal, state or local tax withholding requirements must be paid promptly upon notification of the amount due. The Committee may permit the minimum amount of tax withholding to be paid in shares of Stock previously owned by the employee, or a portion of the shares of Stock that otherwise would be distributed to such employee upon exercise of the Option, or a combination of cash and shares of such Stock.

(C) Options will be exercisable over the exercise period (which may not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Terms; provided that, the Committee has the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(D) Upon the termination of a Grantee’s employment or service with the Company and its Subsidiaries or Affiliates, the Options granted to such Grantee, to the extent that they are exercisable at the time of such termination, will remain exercisable for such period as may be provided in the applicable Award Terms, but in no event following the expiration of their term. The treatment of any Option that is unexercisable as of the date of such termination will be as set forth in the applicable Award Terms.

(E) Options may be subject to such other conditions, as the Committee may prescribe in its discretion or as may be required by applicable law.

(F) Notwithstanding anything to the contrary herein, grants of Options may be made hereunder which have the terms and conditions set forth in the Exchange Offer.

(ii) Restricted Stock.

(A) The Committee may grant Awards of Restricted Stock under the Plan, subject to such restrictions, terms and conditions, as the Committee may determine in its sole discretion and as evidenced by the applicable Award Terms (provided that any such Award is subject to the vesting requirements described herein). The vesting of a Restricted Stock Award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company, any Subsidiary or an Affiliate, upon the attainment of specified Performance Goals or upon such other criteria as the Committee may determine in its sole discretion.

(B) The Committee will determine the purchase price, which, to the extent required by law, may not be less than par value of the Stock, to be paid by the Grantee for each share of Restricted Stock or unrestricted stock or stock units subject to the Award. The Award Terms with respect to such stock award will set forth the amount (if any) to be paid by the Grantee with respect to such Award and when and under what circumstances such payment is required to be made.

(C) Except as provided in the applicable Award Terms, no shares of Stock underlying a Restricted Stock Award may be assigned, transferred, or otherwise encumbered or disposed of by the Grantee until such shares of Stock have vested in accordance with the terms of such Award.

(D) If and to the extent that the applicable Award Terms may so provide, a Grantee will have the right to vote and receive dividends on Restricted Stock granted under the Plan. Unless otherwise provided in the applicable Award Terms, any Stock received as a dividend on or in connection with a stock split of the shares of Stock underlying a Restricted Stock Award will be subject to the same restrictions as the shares of Stock underlying such Restricted Stock Award.

(E) Upon the termination of a Grantee’s employment or service with the Company and its Subsidiaries or Affiliates, the Restricted Stock granted to such Grantee will be subject to the terms and conditions specified in the applicable Award Terms.

(F) Notwithstanding anything to the contrary herein, grants of Restricted Stock may be made hereunder which have the terms and conditions set forth in the Exchange Offer.

(iii) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A) At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its discretion, deems appropriate, including, but not limited to, the achievement of Performance Goals. The Committee has the authority to accelerate the settlement of any outstanding award of Restricted Stock Units at such time and under such circumstances as it, in its sole discretion, deems appropriate, subject compliance with the requirements of Section 409A of the Code.

(B) Unless otherwise provided in the applicable Award Terms or except as otherwise provided in the Plan, upon the vesting of a Restricted Stock Unit there will be delivered to the Grantee, as soon as practicable following the date on which such Award (or any portion thereof) vests, that number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

(C) Subject to compliance with the requirements of Section 409A of the Code, Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock actually or notionally subject to the Award, which payments may be either made currently or credited to an account for the Grantee, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee may establish, including the reinvestment of such credited amounts in Stock equivalents.

(D) Upon the termination of a Grantee’s employment or service with the Company and its Subsidiaries or Affiliates, the Restricted Stock Units granted to such Grantee will be subject to the terms and conditions specified in the applicable Award Terms.

(iv) Other Stock-Based or Cash-Based Awards.

(A) The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee will determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including the Performance Goals and performance periods. Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under Section 6(iv) may be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Committee will determine, subject to any required corporate action.

(B) With respect to a Covered Employee, the maximum value of the aggregate payment that any Grantee may receive with respect to Other Cash-Based Awards pursuant to this Section 6(b)(iv) in respect of any annual performance period is $5,000,000 and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. No payment may be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code.

(C) Payments earned in respect of any Cash-Based Award may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate.

7. GENERAL PROVISIONS.

(a) Nontransferability, Deferrals and Settlements. Unless otherwise determined by the Committee or provided in an Award Term or set forth below, but in accordance with the Code and any applicable laws, Awards will not be transferable by a Grantee except by will or the laws of descent and distribution and will be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Any attempted assignment or transfer of an Award will be null and void and without effect, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such Award. The Committee may permit Grantees to elect to defer the issuance of shares of Stock or the settlement of Awards in cash under such rules and procedures as established under the Plan to the extent that such deferral complies with Section 409A of the Code and any regulations or guidance promulgated thereunder.

(b) Leave of Absence; Reduction in Service Level. The Committee may determine, in its discretion (i) whether, and the extent to which, an Award will vest during a leave of absence, (ii) whether, and the extent to which, a reduction in service level (for example, from full-time to part-time employment), will cause a reduction, or other change, in an Award, and (iii) whether a leave of absence or reduction in service will be deemed a termination of employment or service for the purpose of the Plan and the Award Terms. The Committee will also determine all other matters relating to whether the employment or service of a recipient of an Award is continuous for purposes of the Plan and the Award Terms.

(c) No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Terms, promissory note or other agreement entered into pursuant hereto confers upon any Grantee the right to continue in the employ or service of the Company, any Subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or the applicable Award Terms or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or service.

(d) Cancellation and Rescission of Awards. The following provisions of this Section 7(d) applies to Awards granted to (i) Grantees who are classified by the Company or a Subsidiary as an executive officer, senior officer, or officer (collectively, “Officers”) of the Company or a Subsidiary, (ii) Grantees who are non-employee directors of the Company, and (iii) certain other Grantees designated by the Committee or the Board to be subject to the terms of this Section 7(d) (such designated Grantees together with Officers and non-employee directors are referred to collectively as “Senior Grantees”). The Committee or the Board, in its sole discretion, may cancel, rescind, forfeit, suspend or otherwise limit or restrict any unexpired Award at any time if the Senior Grantee engages in “Detrimental Activity” (as defined below). Furthermore, in the event a Senior Grantee engages in Detrimental Activity at any time prior to or during the six months after any exercise of an Award, lapse of a restriction under an Award or delivery of Common Stock pursuant to an Award, such exercise, lapse or delivery may be rescinded until the later of (i) two years after such exercise, lapse or delivery or (ii) two years after such Detrimental Activity. Upon such rescission, the Company at its sole option may require the Senior Grantee to (i) deliver and transfer to the Company the shares of Stock received by the Senior Grantee upon such exercise, lapse or delivery, (ii) pay to the Company an amount equal to any realized gain received by the Senior Grantee from such exercise, lapse or delivery, (iii) pay to the Company an amount equal to the market price (as of the exercise, lapse or delivery date) of the Stock acquired upon such exercise, lapse or delivery minus the respective price paid upon exercise, lapse or delivery, if applicable or (iv) pay the Company an amount equal to any cash awarded with respect to an Award. The Company will be entitled to set-off any such amount owed to the Company against any amount owed to the Senior Grantee by the Company. Further, if the Company commences an action against such Senior Grantee (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Senior Grantee engaged in Detrimental Activity or otherwise violated this Section 7(d), the Senior Grantee must reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees. Upon the effective date of a Change in Control, Section 7(d) will no longer be applicable or enforceable with respect to Awards granted (either before or after the Change in Control) to Senior Grantees. As used in this Section 7(d), “Detrimental Activity” includes: (i) the failure to comply with the terms of the Plan or Award Terms; (ii) the failure to comply with any term set forth in the Company’s Key Employee Agreement (irrespective of whether the Senior Grantee is a party to the Key Employee Agreement); (iii) any activity that results in termination of the Senior Grantee’s employment for Cause; (iv) a violation of any rule, policy, procedure or guideline of the Company; or (v) the Senior Grantee being convicted of, or entering a guilty plea with respect to a crime whether or not connected with the Company.

(e) Taxes. The Company, any Subsidiary and any Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Stock will be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable federal, state and local law.

(f) Stockholder Approval; Amendment and Termination. The Plan takes effect on the Adoption Date, subject to the requisite approval of a majority of the stockholders of the Company, which approval must occur within twelve (12) months of the date that the Plan is adopted by the Board. If such approval has not been obtained within the twelve (12) month period, all Awards previously granted, exercised or purchased under the Plan will be rescinded, canceled and become null and void. The Board may amend, alter or discontinue the Plan and outstanding Awards thereunder, but no amendment, alteration, or discontinuation may be made that would impair the rights of a Grantee under any Award theretofore granted without such Grantee’s consent, or that without the approval of the stockholders (as described below) would, except in the case of an adjustment as provided in Section 5, increase the total number of shares of Stock reserved for the purpose of the Plan. In addition, stockholder approval will be required with respect to any amendment with respect to which shareholder approval is required under the Code, the rules of any stock exchange on which Stock is then listed or any other applicable law. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan will terminate on the tenth anniversary of (i) its Adoption Date or (ii) the date the Plan is approved by a majority of the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan after such termination date.

(g) No Rights to Awards; No Stockholder Rights. No Grantee haves any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. No Grantee has any right to payment or settlement under any Award unless and until the Committee or its designee determines that payment or settlement is to be made. Except as provided specifically herein, a Grantee or a transferee of an Award has no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of such shares.

(h) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award will gives any such Grantee any rights that are greater than those of a general creditor of the Company.

(i) No Fractional Shares. No fractional shares of Stock will be issued or delivered pursuant to the Plan or any Award. The Committee will determine whether cash, other Awards, or other property will be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto will be forfeited or otherwise eliminated.

(j) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan is subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award may be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Stock will be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(k) Section 409A. This Plan is intended to comply and will be administered in a manner that is intended to comply with Section 409A of the Code and will be construed and interpreted in accordance with such intent. To the extent that an Award, issuance or payment is subject to Section 409A of the Code, it will be awarded or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Any provision of this Plan that would cause an Award, issuance or payment to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by applicable law).

(l) Governing Law. The Plan and all determinations made and actions taken pursuant hereto is governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Notwithstanding anything to the contrary herein, the Committee, in order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, has sole discretion to (i) modify the terms and conditions of Awards made to Grantees employed outside the United States, (ii) establish sub-plans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any sub-plan established hereunder.

(m) Merger or Consolidation. Subject to any required action by the stockholders, if the Company is the surviving corporation in any merger or consolidation (other than a merger or consolidation in which the Company survives but in which a majority of its outstanding shares are converted into securities of another corporation or are exchanged for other consideration), any Award granted hereunder will pertain and apply to the securities which a holder of the number of shares of stock of the Company then subject to the Award is entitled to receive, but a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or in which a majority of its outstanding shares are so converted or exchanged will cause every Award hereunder to terminate; provided that if any such dissolution, liquidation, merger or consolidation is contemplated, the Company must either (a) arrange for any corporation succeeding to the business and assets of the Company to issue to the Participants replacement Awards (which, in the case of Incentive Stock Options, satisfy, in the determination of the Committee, the requirements of Section 424 of the Code) on such corporation’s stock which will to the extent possible preserve the value of the outstanding Awards or (b) contingent upon consummation of such transaction, make the outstanding Awards fully exercisable or cause all of the applicable restrictions to which outstanding Stock Awards are subject to lapse, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following the exercise of the Award or the issuance of shares of Common Stock, as the case may be, to participate as a stockholder in any such dissolution, liquidation, merger or consolidation and the Award will terminate immediately following consummation of any such transaction. The existence of the Plan will not prevent any such change or other transaction, and no Participant hereunder has any right except as herein expressly set forth. Notwithstanding the foregoing provisions of this Section 7(m), Awards subject to and intended to satisfy the requirements of Section 409A of the Code will be construed and administered consistent with such intent.

VMWARE, INC. 3401 Hillview Ave Palo Alto, CA 94304 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve, on an advisory basis, the compensation of VMware’s named executive officers as described in VMware’s Proxy Statement. 3. To ratify the selection by the Audit Committee of VMware’s Board of Directors of PricewaterhouseCoopers LLP as VMware’s independent auditors for the fiscal year ending December 31, 2015. 4. To approve an amendment to the Amended and Restated 2007 Equity and Incentive Plan. NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Jonathan Chadwick, VMware’s Chief Financial Officer, Chief Operating Officer and Executive Vice President, and S. Dawn Smith, VMware’s Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of VMware Inc., a Delaware corporation, to be held on May 27, 2015, at 9:00 a.m., local time, at VMware’s offices at 3401 Hillview Ave, Palo Alto, California 94304 and at any adjournments thereof, all the shares of Class A common stock, par value $.01 per share, of VMware that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the meeting. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED “FOR” NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN VMWARE’S PROXY STATEMENT (PROPOSAL 2), “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VMWARE’S INDEPENDENT AUDITORS FOR 2015 (PROPOSAL 3), AND “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED 2007 EQUITY AND INCENTIVE PLAN AS DESCRIBED IN VMWARE’S PROXY STATEMENT (PROPOSAL 4). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Continued on reverse side R1.0.0.51160 0000241317_2